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Exhibit (a)(1)(A)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor.

OFFER TO PURCHASE FOR NOT MORE THAN US$350,000,000 IN CASH
UP TO 29,914,529 OF ITS SUBORDINATE VOTING SHARES AT A PURCHASE PRICE OF
NOT LESS THAN US$11.70 AND NOT MORE THAN US$13.30 PER SUBORDINATE VOTING SHARE

Celestica Inc. ("Celestica", the "Corporation", "we", "our" or "us") invites the holders of its subordinate voting shares (the "Shares") to tender, for purchase and cancellation by the Corporation, up to US$350,000,000 in value of its Shares pursuant to (i) auction tenders in which the tendering holders of Shares ("Shareholders") specify a price of not less than US$11.70 per Share and not more than US$13.30 per Share in increments of US$0.10 per Share ("Auction Tenders"), or (ii) purchase price tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have Shares purchased at the Purchase Price (as defined below) that is determined as provided herein ("Purchase Price Tenders"). The invitation and all tenders of Shares are subject to the terms and conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the "Circular"), and the related Letter of Transmittal and Notice of Guaranteed Delivery (all such documents, as amended or supplemented from time to time, collectively constitute the "Offer").

The Offer will commence on the date set forth below and expire at 5:00 p.m. (Eastern time) on June 1, 2015, unless terminated, extended or varied by Celestica (such time on such date, the "Expiration Time"). The Offer is not conditioned upon any minimum number of Shares being tendered or upon the consummation of the Term Loan (as defined herein) or any other new long-term financing. The Offer is, however, subject to other conditions, and Celestica reserves the right, subject to applicable laws, to terminate the Offer and not take up and pay for any Shares tendered under the Offer if certain events occur. See "Offer to Purchase — Conditions of the Offer".

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, the Corporation will determine a single price per Share (the "Purchase Price"), which will not be less than US$11.70 per Share and not more than US$13.30 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not properly withdrawn pursuant to the Offer having an aggregate purchase price not exceeding US$350,000,000. If the Purchase Price is determined to be US$11.70 (which is the minimum Purchase Price under the Offer), the maximum number of Shares that may be purchased by the Corporation is 29,914,529 Shares. If the Purchase Price is determined to be US$13.30 (which is the maximum Purchase Price under the Offer), the maximum number of Shares that may be purchased by the Corporation is 26,315,789 Shares. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at US$11.70 per Share (which is the minimum Purchase Price under the Offer). Shares tendered by a Shareholder pursuant to an Auction Tender will not be purchased by the Corporation pursuant to the Offer if the price specified by the Shareholder is greater than the Purchase Price. A Shareholder who wishes to tender Shares, but who does not wish to specify a price at which such Shares may be purchased by the Corporation, should make a Purchase Price Tender. Shareholders who properly tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender. The lower end of the price range for the Offer is below the closing market price per Share on the NYSE of US$12.20 on April 24, 2015, the last full trading day prior to the commencement of the Offer. Shareholders are urged to obtain current market quotations for the Shares.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and tenders will not be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, Celestica may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to Shareholders in such jurisdiction.

The Dealer Managers for the Offer are:

In Canada:	In the United States:

Scotia Capital Inc.	Scotia Capital (USA) Inc.

April 27, 2015

Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), without interest, for each Share purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

The enforcement by Shareholders of civil liabilities under United States federal securities laws may be adversely affected by the fact that the Corporation is incorporated under the laws of the Province of Ontario and a majority of its officers and directors are residents of countries other than the United States.

If the aggregate purchase price for the Shares properly tendered and not properly withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at a price per Share not greater than the Purchase Price (collectively, the "Successfully Tendered Shares") by Shareholders (the "Successful Shareholders") exceeds US$350,000,000, then the Successfully Tendered Shares will be purchased on a pro rata basis according to the number of Shares tendered by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that "Odd Lot" tenders (as described herein) by Successful Shareholders will not be subject to pro-ration. See "Offer to Purchase — Number of Shares and Pro-Ration".

The Purchase Price will be denominated and amounts payable for Shares accepted for purchase from Successful Shareholders will be paid in United States dollars. However, Shareholders may elect to use the Depositary's currency exchange services to convert any amounts payable to them from United States dollars into Canadian dollars pursuant to a currency election as described in the Letter of Transmittal. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

Certificates for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration), or properly withdrawn before the Expiration Time, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing Shares of which less than all are purchased), promptly after the Expiration Time or the date of withdrawal of the Shares, without expense to the Shareholder. In the case of Shares tendered through book-entry transfer into the Depositary's account at DTC or CDS, the Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC or CDS, as applicable, without expense to the Shareholder.

As of April 24, 2015, there were 150,238,432 Shares issued and outstanding and, accordingly, the Offer is for a maximum of approximately 19.91% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$11.70 (being the minimum Purchase Price under the Offer), and for a maximum of approximately 17.52% if the Purchase Price is determined to be US$13.30 (being the maximum Purchase Price under the Offer). As of April 24, 2015, there were also 18,946,368 multiple voting shares of the Corporation ("Multiple Voting Shares") issued and outstanding. If all Multiple Voting Shares were converted to Shares, the Offer would be for a maximum of approximately 17.68% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$11.70 (being the minimum Purchase Price under the Offer), and for a maximum of approximately 15.55% if the Purchase Price is determined to be US$13.30 (being the maximum Purchase Price under the Offer). To the knowledge of the Corporation, after reasonable inquiry, no beneficial owner of Multiple Voting Shares intends either to convert Multiple Voting Shares into Shares to tender pursuant to the Offer or to tender pursuant to the Offer existing Shares beneficially owned by them.

The Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") and listed and traded on the New York Stock Exchange (the "NYSE") under the symbol 'CLS'. On April 24, 2015, the last full trading day prior to the date of the commencement of the Offer, the closing price of the Shares was C$14.86 per Share on the TSX and US$12.20 per Share on the NYSE. During the past 12 months, the closing prices of Shares on the TSX and the NYSE has ranged from a low of C$10.55 and US$9.38, respectively, to a high of C$15.08 and US$12.93, respectively. Shareholders are urged to obtain current market quotations for the Shares.

Neither Celestica, nor a trustee acting on its behalf, has purchased or will purchase any Shares pursuant to the Corporation's normal course issuer bid ("NCIB") announced in September 2014 (the "2014 NCIB") or otherwise since the time the Offer was publicly announced until its expiration and Celestica does not intend to purchase any further Shares for cancellation under the 2014 NCIB after the termination or expiration of the Offer. Celestica may continue to purchase Shares in the open market through a trustee to satisfy the delivery of Shares under the Corporation's equity-based compensation plans, but not until at least 10 business days after the Expiration Time or date of termination of the Offer. Since the commencement of the 2014 NCIB on September 11, 2014, Celestica has purchased a total of 9.0 million Shares for cancellation thereunder. Since September 11, 2014, no Shares have been purchased in the open market by a trustee to satisfy the delivery of Shares under the Corporation's equity-based compensation plans, which Share purchases reduce the number of Shares the Corporation is permitted to repurchase for cancellation under its 2014 NCIB.

The board of directors of Celestica (the "Board of Directors") has approved the Offer. However, none of Celestica, the Board of Directors, Scotia Capital Inc. or Scotia Capital (USA) Inc., the dealer managers for the Offer (the "Dealer Managers"), or Computershare Investor Services Inc., the depositary for the Offer (the "Depositary"), makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender.

Shareholders should carefully consider the income tax consequences of tendering Shares under the Offer. See "Issuer Bid Circular — Income Tax Consequences".

Shareholders wishing to tender all or any portion of their Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See "Offer to Purchase — Procedure for Tendering Shares".

Shareholders should carefully read the information in this Offer to Purchase and accompanying Circular and in the other Offer documents, including our reasons for making the Offer. Shareholders are also urged to discuss their decisions with their financial and tax advisors.

The Offer expires at 5:00 p.m. (Eastern time) on June 1, 2015 unless extended, varied or terminated.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER, OR AS TO THE PRICE OR PRICES AT WHICH TO TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY.

Any questions or requests for information regarding the Offer should be directed to the Depositary or the Dealer Managers at the addresses and telephone numbers of the Depositary and the Dealer Managers set forth on the last page of this Offer to Purchase and the accompanying Circular.

INFORMATION FOR UNITED STATES SHAREHOLDERS

United States Shareholders should be aware that the acceptance of the Offer will have certain tax consequences. See "Issuer Bid Circular — Income Tax Consequences".

The Corporation has filed with the U.S. Securities and Exchange Commission (the "SEC") an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Rule 13e-4(c)(2) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Issuer Bid Circular — Celestica Inc. — Additional Information".

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase or the accompanying Circular. Any representation to the contrary is a criminal offense.

 FORWARD-LOOKING INFORMATION

Certain statements contained in this Offer to Purchase and the accompanying Circular constitute forward-looking information within the meaning of Canadian securities laws, including, without limitation: statements related to our future growth; trends in the electronics manufacturing services ("EMS") industry; our financial or operational results; the impact of acquisitions and program wins or losses on our financial results and working capital requirements; anticipated expenses, restructuring charges, capital expenditures and/or benefits; our expected tax and litigation outcomes; our cash flows, financial targets and priorities; changes in our mix of revenue by end market; our ability to diversify and grow our customer base and develop new capabilities; the effect of the global economic environment on customer demand; expected investments in our solar business and the timing and extent of expected recovery of cash advances to be made to a particular solar cell supplier; our intention to undertake a substantial issuer bid (the Offer) and the terms thereof, including the maximum dollar value of Shares we may purchase under the Offer, the timing for completion of the Offer; the sources and availability of funding for the Offer (including that we will consummate the Term Loan (as defined herein) on or prior to the Expiration Time on terms described herein); the effect of the financing of the Offer, including the Term Loan, on our future operations and financial condition; the price range and the date on which we will announce the final results of the Offer or pay for tendered Shares; our intention to purchase additional Shares following expiry of the Offer in accordance with applicable law, including purchases of the Shares by a trustee in the open market to satisfy the delivery of Shares under our equity-based compensation plans; and our belief that the Offer is a prudent use of the Corporation's financial resources. Such forward-looking statements may, without limitation, be preceded by, followed by, or include words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "continues", "project", "potential", "possible", "contemplate", "seek", or similar expressions, or may employ such future or conditional verbs as "may", "might", "will", "could", "should" or "would", or may otherwise be indicated as forward-looking statements by grammatical construction, phrasing or context. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in applicable Canadian securities laws.

Forward-looking statements are provided for the purpose of assisting readers in understanding management's current expectations and plans relating to the future. Readers are cautioned that such information may not be appropriate for other purposes. Forward-looking statements are not guarantees of future performance and are subject to risks that could cause actual results to differ materially from conclusions, forecasts or projections expressed in such statements, including, among others, risks related to: our customers' ability to compete and succeed in the marketplace with the services we provide and the products we manufacture; price and other competitive factors generally affecting the EMS industry; managing our operations and our working capital performance during uncertain market and economic conditions; responding to changes in demand, rapidly evolving and changing technologies, and changes in our customers' business and outsourcing strategies, including the insourcing of programs; customer concentration and the challenges of diversifying our customer base and replacing revenue from completed or lost programs, or customer disengagements; changing commodity, material and component costs, as well as labour costs and conditions; disruptions to our operations, or those of our customers, component suppliers or logistics partners, including as a result of global or local events outside our control; retaining or expanding our business due to execution problems relating to the ramping of new programs or new offerings; the incurrence of future impairment charges; recruiting or retaining skilled personnel; current or future litigation and/or governmental actions; successfully resolving commercial and operational challenges, and improving financial results in our semiconductor business; delays in the delivery and availability of components, services and materials; non-performance by counterparties; our financial exposure to foreign currency volatility; our dependence on industries affected by rapid technological change; the variability of revenue and operating results; managing our global operations and supply chain; increasing income taxes, tax audits, and defending our tax positions or meeting the conditions of tax incentives and credits; completing any restructuring actions and integrating any acquisitions; computer viruses, malware, hacking attempts or outages that may disrupt our operations; any failure to adequately protect our intellectual property or the intellectual property of others; compliance with applicable laws, regulations and social responsibility initiatives; the Offer not occurring as expected, including: failure of any condition to the Offer; our inability to finance the Offer in the manner we intend (including due to any failure to consummate the Term Loan prior to the Expiration Time or the unavailability of sufficient funds from the net proceeds of the Term Loan, our revolving credit facility, available cash on hand and/or other capital resources to fund the Offer; any inability to obtain any required regulatory approvals or exemptive relief); the extent to which shareholders elect to tender their Shares under the Offer; our having sufficient financial resources and working capital following completion of the Offer (including to fund our currently anticipated financial obligations and pursue desirable business opportunities); the market for our Shares at the completion of the Offer being materially less liquid than the market that exists at the time we commence it; and the Offer being completed later than the second quarter of 2015. Other than with respect to the Offer, the foregoing and other material risks and uncertainties are discussed in our public filings at www.sedar.com and www.sec.gov, including in our interim MD&A, our Annual Report on Form 20-F and subsequent reports on Form 6-K filed with or furnished to (as applicable) the SEC, and our Annual Information Form filed with the Canadian Securities Administrators.

Our forward-looking statements are based on various assumptions, many of which involve factors that are beyond our control. The material assumptions include those related to the following: production schedules from our customers, which generally range from 30 days to 90 days and can fluctuate significantly in terms of volume and mix of products or services; the timing and execution of, and investments associated with, ramping new business; the success in the marketplace of our customers' products; the stability of general economic and market conditions, currency exchange rates, and interest rates; our pricing, the competitive environment and contract terms and conditions; supplier performance, pricing and terms; compliance by third parties with their contractual obligations, the accuracy of their representations and warranties, and the performance of their covenants; the costs and availability of components, materials, services, plant and capital equipment, labour, energy and transportation; operational and financial matters including the extent, timing and costs of replacing revenue from completed or lost programs, or customer disengagements; technological developments; overall demand improvement in the semiconductor industry; revenue growth and improved financial results in our semiconductor business; the timing and execution of any restructuring actions; our ability to diversify our customer base, and develop new capabilities; the timely receipt of any required regulatory approvals and/or exemptive relief; the amendment of our revolving credit facility to provide for the Term Loan prior to the Expiration Time on acceptable terms; and the ability to fund the Offer in the event the Term Loan is not consummated. While management believes these assumptions to be reasonable under the current circumstances, they may prove to be inaccurate. Except as required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

NOTICE TO HOLDERS OF OPTIONS OR MULTIPLE VOTING SHARES

The Offer is made only for Shares and is not made for any options to acquire Shares ("Options") or for Multiple Voting Shares. Any holder of such securities who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise or convert, as applicable, such Options or Multiple Voting Shares in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise or conversion must occur sufficiently in advance of the Expiration Time to assure holders of Options or Multiple Voting Shares that they will have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of an Option or conversion of a Multiple Voting Share cannot be revoked even if the Shares received upon exercise or conversion thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders who exercise Options or convert Multiple Voting Shares and then tender pursuant to the Offer the Shares received on such exercise or conversion, as applicable, could suffer adverse tax consequences. The tax consequences of such an exercise or conversion are not described under "Issuer Bid Circular — Income Tax Consequences". Holders of Options or Multiple Voting Shares are urged to seek tax advice from their own tax advisors in this regard.

To the knowledge of the Corporation, after reasonable inquiry, no holder of Multiple Voting Shares intends to convert Multiple Voting Shares into Shares to tender pursuant to the Offer.

v

 CURRENCY AND EXCHANGE RATE

All dollar references in this Offer to Purchase and the accompanying Circular are in United States dollars (US$), except where otherwise indicated. See "Issuer Bid Circular — Celestica Inc. — Presentation of Financial Information".

The following table sets forth, for each period indicated, the high and low noon exchange rates for one United States dollar expressed in Canadian dollars (C$), the average of such exchange rates during such periods, and the exchange rate at the end of the period, in each case based upon the Bank of Canada noon spot rate of exchange:

		Year ended December 31
	Three Months Ended March 31, 2015
		2014	2013	2012
High	1.2803	1.1643	1.0697	1.0418
Low	1.1728	1.0614	0.9839	0.9710
Average	1.2412	1.1045	1.0299	0.9996
Period end	1.2683	1.1601	1.0636	0.9949

On April 24, 2015, the exchange rate for one United States dollar expressed in Canadian dollars was C$1.2166 based upon the Bank of Canada noon spot rate of exchange.

ADDITIONAL INFORMATION

In addition to Celestica being subject to the requirements of applicable securities laws in the provinces and territories of Canada, the Shares are registered under the Exchange Act and, in accordance therewith, Celestica files annual reports with and furnishes other information to the SEC relating to its business, financial condition and other matters. Celestica has filed an Issuer Tender Offer Statement on Schedule TO with the SEC with respect to the Offer. Such Issuer Tender Offer Statement and the periodic reports filed with and other information furnished by Celestica to the SEC may be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the Internet site is www.sec.gov.

 SUMMARY

This summary is solely for the convenience of Shareholders and is qualified in its entirety by references to the full text and more specific details of the Offer described elsewhere in this Offer to Purchase and accompanying Circular. We urge you to read the entire Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery carefully and in their entirety as they contain a complete discussion of the Offer. Shareholders are also urged to discuss their decisions with their financial and tax advisors.

Who is offering to purchase my Shares?	Celestica Inc., which we refer to as "we", "us", "our", "Celestica" or the "Corporation". See "Offer to Purchase — The Offer".
Why is Celestica making the Offer?

The purpose of the Offer is to provide a mechanism to return capital to our Shareholders. Our Board of Directors believes that the Offer is a prudent use of our financial resources given our business profile and assets, the current market price of the Shares, our cash requirements and our borrowing costs. In addition, because the purchase of shares pursuant to the Offer will reduce the number of outstanding Shares, the Offer will be accretive to any future earnings per Share that we may record, although there can be no assurance of such earnings.

What will the Purchase Price for the Shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a "modified Dutch auction". This procedure allows Shareholders to select the price within a price range specified by Celestica at which Shareholders are willing to sell their Shares. The price range for the Offer is US$11.70 to US$13.30 per Share. We will select the lowest Purchase Price that will allow us to purchase the maximum number of Shares properly tendered and not properly withdrawn pursuant to the Offer having an aggregate purchase price not exceeding US$350,000,000. We will purchase all Shares purchased under the Offer at the same Purchase Price, even if some of the Shares are tendered below the Purchase Price, but we will not purchase any Shares above the Purchase Price. The lower end of the price range for the Offer is below the closing market price per Share on the NYSE of US$12.20 on April 24, 2015, the last full trading day prior to the commencement of the Offer. We will determine the Purchase Price for the tendered Shares promptly after the Offer expires. If a Shareholder's Shares are purchased under the Offer, that Shareholder will be paid the Purchase Price (subject to applicable withholding taxes, if any) in cash, without interest, promptly following the expiration of the Offer, for each such Share. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See "Offer to Purchase — Purchase Price".

How many Shares will Celestica purchase in the Offer?

We are offering to purchase Shares that have an aggregate purchase price not exceeding US$350,000,000. At the maximum Purchase Price of US$13.30 per Share, we could purchase a maximum of 26,315,789 Shares. At the minimum Purchase Price of US$11.70 per Share, we could purchase a maximum of 29,914,529 Shares. Since we will be unable to determine the Purchase Price until after the Expiration Time, we will not determine the exact number of Shares that we will purchase until after the Expiration Time. See "Offer to Purchase — Number of Shares and Pro-Ration".

What will happen if Shares with an aggregate purchase price of more than US$350,000,000 are tendered in the Offer?

If the aggregate purchase price for the Shares properly tendered and not properly withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at a price per Share not greater than the Purchase Price exceeds US$350,000,000, then we will purchase the Successfully Tendered Shares on a pro rata basis according to the number of Shares tendered by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that "Odd Lot" tenders of Successfully Tendered Shares will not be subject to pro-ration. See "Offer to Purchase — Number of Shares and Pro-Ration".

What do I do if I own an "Odd Lot" of Shares?

If you beneficially own fewer than 100 Shares as of the Expiration Time and you tender all such Shares, we will accept for purchase, without pro-ration but otherwise subject to the terms and conditions of the Offer, all of your Shares properly tendered pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender. You should check the appropriate place in Box D — "Odd Lots" in the Letter of Transmittal. See "Offer to Purchase — Number of Shares and Pro-Ration".

How can I maximize the chance that my Shares will be purchased?

If you wish to maximize the chance that your Shares will be purchased, you should tender them by "Purchase Price Tender", indicating that you will accept the Purchase Price that we select. You should understand that this election will have the same effect as if you have selected the minimum Purchase Price of US$11.70 per Share, although the actual price per Share paid to you, if the Offer is completed, will be the Purchase Price, determined in accordance with the terms of the Offer. The actual price per Share paid to you may be equal to or higher than the minimum Purchase Price of US$11.70 per Share. The lower end of the price range for the Offer is below the closing market price per Share on the NYSE of US$12.20 on April 24, 2015, the last full trading day prior to the commencement of the Offer. See "Issuer Bid Circular — Price Range and Trading Volume of the Shares" for recent market prices for the Shares. Shareholders are urged to obtain current market quotations for the Shares.

How will Celestica pay for the Shares?

We intend to pay for Shares purchased in the Offer (to a maximum aggregate amount of US$350 million) with a combination of: (i) the net proceeds of a new US$250 million secured non-revolving term loan (the "Term Loan"), which we expect to consummate on or prior to the Expiration Time; (ii) cash drawn on our US$300 million revolving credit facility (the "Credit Facility"); and (iii) available cash on hand. In the event that we are unable to consummate the Term Loan on or prior to the Expiration Time, we intend to fund the Offer from cash drawn on our existing Credit Facility and available cash on hand. Accordingly, the Offer is not conditioned upon the consummation of the Term Loan or any other new long-term financing. See "Issuer Bid Circular — Source of Funds".

How long do I have to tender my Shares?

You may tender your Shares prior to the expiration of the Offer. The Offer will expire on June 1, 2015 at 5:00 p.m. (Eastern time), unless we extend or terminate it prior to such time. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See "Offer to Purchase — Extension and Variation of the Offer". If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that it has an earlier deadline, for administrative reasons, for you to act to instruct them to tender Shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to confirm any earlier deadline. See "Offer to Purchase — The Offer" and "Offer to Purchase — Extension and Variation of the Offer".

Are there any conditions to the Offer?

Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in market and general economic conditions that, in our judgment, are or may be materially adverse to us, as well as certain other conditions that in each case must be satisfied or waived by us on or prior to the expiration of the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered or upon the consummation of the Term Loan or any other new long-term financing. See "Offer to Purchase — Conditions of the Offer".

How do I tender my Shares?

To tender Shares pursuant to the Offer, you must (i) deliver prior to the Expiration Time the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (with signatures that are guaranteed if so required in accordance with the Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary, at one of the addresses listed in the Letter of Transmittal, (ii) follow the guaranteed delivery procedure described under "Offer to Purchase — Procedure for Tendering Shares", or (iii)  transfer all tendered Shares pursuant to the procedures for book-entry transfer described under "Offer to Purchase — Procedure for Tendering Shares", in each case prior to the Expiration Time. If your Shares are held through a broker, dealer, commercial bank, trust company or other nominee, you must request that your broker, dealer, commercial bank, trust company or other nominee tender your Shares for you. You may contact the Depositary or the Dealer Managers for assistance. See "Offer to Purchase — Procedure for Tendering Shares" and the instructions to the related Letter of Transmittal.

Can I tender part of my Shares at different prices?

Yes. You can elect to tender your Shares in separate lots at a different price and/or different type of tender for each lot. However, you cannot tender the same Shares at different prices. If you tender some Shares at one price and other Shares at another price, you must use a separate Letter of Transmittal for each lot you tender. See "Offer to Purchase — Procedure for Tendering Shares".

May I tender only a portion of the Shares I own?	Yes. You do not have to tender all of the Shares you own to participate in the Offer.
What will happen if I do not tender my Shares?

Upon the completion of the Offer, non-tendering Shareholders, and Shareholders who retain an equity interest in the Corporation as a result of partial tender of Shares or pro-ration, will realize a proportionate increase in their relative ownership interest in Celestica and thus in its future profits or losses and assets, subject to Celestica's right to issue additional Shares and other equity securities (and securities exercisable for, or convertible into, equity securities) in the future. The amount of Celestica's future cash assets will be reduced and/or its liabilities increased by the amount paid and expenses incurred in connection with the Offer. See "Issuer Bid Circular — Purpose and Effect of the Offer".

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any Shares you have tendered (i) at any time prior to the Expiration Time, (ii) at any time if we have not taken up the Shares before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, (iii) if we have not paid for the Shares within three business days of being taken up, (iv) at any time before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Shares under the Offer where the time for tender is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase, or (v) after the expiration of 40 business days from the commencement of the Offer if the Corporation has not accepted tendered Shares for payment. See "Offer to Purchase — Withdrawal Rights".

How do I withdraw Shares I previously tendered?

You must deliver, on a timely basis, a written or printed notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. A notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the withdrawn Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer. See "Offer to Purchase — Withdrawal Rights". If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your nominee to arrange for the withdrawal of your Shares. Please be advised that such nominees may have their own deadlines relating to the withdrawal of your Shares that differ from those set out in this Offer to Purchase. We recommend that you contact any your nominee to find out its deadline.

Can the Offer be terminated, extended or varied?

Yes. We may extend or vary the Offer in our sole discretion. We have filed an exemptive relief application with securities regulatory authorities in Canada to permit us to extend the Offer without first taking up Shares tendered (and not withdrawn) before the Offer was previously scheduled to expire. See "Offer to Purchase — Extension and Variation of the Offer". We may also terminate the Offer under certain circumstances. See "Offer to Purchase — Conditions of the Offer".

How will I be notified if Celestica extends, varies or terminates the Offer?

We will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m. (Eastern time) on the business day after the previously scheduled Expiration Time if we decide to extend the Offer. We will announce any other variation to or termination of the Offer by issuing a press release announcing such variation or termination. See "Offer to Purchase — Extension and Variation of the Offer".

Has Celestica or the Board of Directors adopted a position on the Offer?

The Board of Directors has approved the Offer. However, none of Celestica, the Board of Directors, the Dealer Managers or the Depositary makes any recommendation to you or to any other Shareholders as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which you or any other Shareholders may tender Shares under the Offer. You must make your own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender.

Will Celestica's directors, officers or affiliates, including beneficial owners of Multiple Voting Shares, participate in the Offer?

Our directors and officers have advised us that they do not intend to tender Shares pursuant to the Offer. To the knowledge of the Corporation, after reasonable inquiry, no beneficial owner of Multiple Voting Shares intends either to convert Multiple Voting Shares into Shares to tender pursuant to the Offer or to tender pursuant to the Offer existing Shares beneficially owned by them. The Corporation has no knowledge regarding the participation of any other of its affiliates in the Offer.

Following the Offer, will Celestica continue as a public corporation?

Yes. We do not believe that our purchase of Shares through the Offer will cause our remaining Shares to be de-listed from the NYSE or the TSX or cause us to be eligible for deregistration under the Exchange Act. See "Issuer Bid Circular — Purpose and Effect of the Offer".

What impact will the Offer have on the liquidity of the market for the Shares?

The Board of Directors has determined that it is reasonable to conclude that, following completion of the Offer, there will be a market for Shareholders who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. The Board of Directors has, on a voluntary basis, obtained a liquidity opinion from Scotia Capital Inc. to the effect that, based on and subject to the assumptions and limitations stated in its liquidity opinion, there is a liquid market for the Shares as of April 24, 2015 and that it is reasonable for the Board of Directors to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. Scotia Capital Inc. has been engaged to act as a Dealer Manager in connection with the Offer and will receive fees for such services. See "Issuer Bid Circular — Fees and Expenses". In addition, an affiliate of Scotia Capital Inc. is a lender to the Corporation under the Credit Facility and is anticipated to be a lender to the Corporation under the Term Loan. See "Issuer Bid Circular — Source of Funds". Accordingly, Scotia Capital Inc. is not independent of the Corporation in connection with the Offer for purposes of MI 61-101 (as defined below). A copy of the opinion of Scotia Capital Inc. is attached hereto as Schedule A. See "Issuer Bid Circular — Purpose and Effect of the Offer — Liquidity of Market".

When will Celestica pay for the Shares I tender?

We will pay the Purchase Price (less applicable withholding taxes, if any) to Shareholders in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

In what currency will Celestica pay for the Shares I tender?

The Purchase Price will be denominated in United States dollars. All Shareholders who tender their Shares to the Offer will receive the same Purchase Price. However, Shareholders may elect to use the Depositary's currency exchange services to convert any amounts payable to them from United States dollars into Canadian dollars pursuant to a currency election as described in the Letter of Transmittal. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered Shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

How do holders of vested but unexercised Options participate in the Offer?

The Offer is made only for Shares and not made for any Options. Any holder of Options who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise such Options in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Time to assure holders of Options that they will have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of an Option cannot be revoked even if the Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of Options that exercise such Options and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under "Issuer Bid Circular — Income Tax Consequences". Holders of Options are urged to seek tax advice from their own tax advisors in this regard.

What are the income tax consequences if I tender my Shares?

You should carefully consider the income tax consequences to you of tendering Shares pursuant to the Offer. We urge you to seek advice from your own tax advisors with respect to your particular circumstances as to the tax consequences you may incur as a result of our purchase of your Shares under the Offer. See "Issuer Bid Circular — Income Tax Consequences".

Whom can I talk to if I have questions?

The Depositary or the Dealer Managers can help answer your questions. The Depositary is Computershare Investor Services Inc., and the Dealer Managers are, in Canada, Scotia Capital Inc. and, in the United States, Scotia Capital (USA) Inc. Contact information for the Depositary and the Dealer Managers is set forth on the back cover of this document.

How do I get my Shares back if I have tendered them pursuant to the Offer but they are not taken up?

All Shares tendered but not taken up, including all Shares tendered pursuant to Auction Tenders at prices in excess of the Purchase Price, Shares not taken up due to pro-ration, improper tenders or Shares not taken up due to the termination of the Offer, will be returned promptly after the Expiration Time or termination of the Offer without expense to the tendering Shareholder.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY.

 OFFER TO PURCHASE

To the Holders of Subordinate Voting Shares of Celestica Inc.

1.     The Offer

Celestica invites Shareholders to tender, for purchase and cancellation by the Corporation, Shares pursuant to (i) Auction Tenders in which the tendering Shareholders specify a price of not less than US$11.70 per Share and not more than US$13.30 per Share in increments of US$0.10 per Share, or (ii) Purchase Price Tenders, in either case on the terms and subject to the conditions set forth in this Offer to Purchase, the Circular and the related Letter of Transmittal and the Notice of Guaranteed Delivery.

The Offer will commence on April 27, 2015 and expire at 5:00 p.m. (Eastern time) on June 1, 2015 (such time on such date, the "Expiration Time"), unless terminated, extended or varied by Celestica. Subject to applicable law, the Corporation may, in its sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term "Expiration Time" will refer to the latest time and date at which the Offer, as so extended, will expire. The Offer is not conditioned upon any minimum number of Shares being tendered or upon the consummation of the Term Loan or any other new long-term financing. The Offer is, however, subject to other conditions and Celestica reserves the right, subject to applicable laws, to terminate the Offer and not take up and pay for any Shares tendered under the Offer if certain events occur or certain conditions are not fulfilled. See "Offer to Purchase — Conditions of the Offer".

Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for each Share purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

The Depositary will return all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price, Shares not purchased because of pro-ration, improper tenders, or Shares not taken up due to the termination of the Offer), or properly withdrawn before the Expiration Time, promptly after the Expiration Time or termination of the Offer, or the date of withdrawal of the Shares, in any case without expense to the tendering Shareholder.

The Offer is made only for Shares and not made for any Options or Multiple Voting Shares. Any holder of such securities who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise or convert, as applicable, such Options or Multiple Voting Shares in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise or conversion must occur sufficiently in advance of the Expiration Time to assure holders of Options or Multiple Voting Shares that they will have sufficient time to comply with the procedures for tendering Shares in the Offer as described under "Offer to Purchase — Procedure for Tendering Shares". An exercise of an Option or conversion of a Multiple Voting Share cannot be revoked even if the Shares received upon exercise or conversion thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders that exercise Options or convert Multiple Voting Shares and then tender pursuant to the Offer the Shares received on such exercise or conversion, as applicable, could suffer adverse tax consequences. The tax consequences of such an exercise or conversion are not described under "Issuer Bid Circular — Income Tax Consequences". Holders of Options or Multiple Voting Shares are urged to seek tax advice from their own tax advisors in this regard.

Celestica's Board of Directors has approved the Offer and has authorized the delivery to Shareholders of the Offer. However, none of Celestica, the Board of Directors, the Dealer Managers, or the Depositary, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. The Corporation's directors and officers have advised the Corporation that they do not intend to tender Shares pursuant to the Offer.

Shareholders should carefully consider the income tax consequences of tendering Shares under the Offer. See "Issuer Bid Circular — Income Tax Consequences".

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully and in their entirety before making a decision with respect to the Offer.

2.     Purchase Price

Promptly following the Expiration Time, upon the terms and subject to the conditions of the Offer, the Corporation will determine a single Purchase Price per Share, which will not be less than US$11.70 per Share and not more than US$13.30 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not properly withdrawn pursuant to the Offer having an aggregate purchase price not exceeding US$350,000,000, taking into account the number of Shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by Shareholders tendering Shares pursuant to Auction Tenders. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at US$11.70 per Share (which is the minimum Purchase Price under the Offer). The lower end of the price range for the Offer is below the closing market price per Share on the NYSE of US$12.20 on April 24, 2015, the last full trading day prior to the commencement of the Offer. Shareholders are urged to obtain current market quotations for the Shares before deciding whether, and at price or prices, to tender Shares pursuant to the Offer.

Upon determination of the Purchase Price, the Corporation will publicly announce the Purchase Price for the Shares, and upon the terms and subject to the conditions of the Offer (including the pro-ration provisions described herein), all Shareholders who have properly tendered and not properly withdrawn their Shares either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), without interest, for each Share purchased. The Purchase Price will be denominated in United States dollars and payments of amounts owing to a tendering Shareholder will be made in United States dollars. However, Shareholders may elect to use the Depositary's currency exchange services to convert any amounts payable to them from United States dollars into Canadian dollars pursuant to a currency election as described in the Letter of Transmittal. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

3.     Number of Shares and Pro-Ration

As of April 24, 2015, there were 150,238,432 Shares issued and outstanding and, accordingly, the Offer is for a maximum of approximately 19.91% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$11.70 (being the minimum Purchase Price under the Offer). If the Purchase Price is determined to be US$13.30 (which is the maximum Purchase Price under the Offer), the Offer is for a maximum of approximately 17.52% of the total number of issued and outstanding Shares. As of April 24, 2015, there were also 18,946,368 Multiple Voting Shares issued and outstanding. If all Multiple Voting Shares were converted to Shares, the Offer would be for a maximum of approximately 17.68% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$11.70 (being the minimum Purchase Price under the Offer), and for a maximum of approximately 15.55% if the Purchase Price is determined to be US$13.30 (being the maximum Purchase Price under the Offer). To the knowledge of the Corporation, after reasonable inquiry, no beneficial owner of Multiple Voting Shares intends either to convert Multiple Voting Shares into Shares to tender pursuant to the Offer or to tender pursuant to the Offer existing Shares beneficially owned by them.

If the aggregate purchase price of the Successfully Tendered Shares does not exceed US$350,000,000, the Corporation will, upon the terms and subject to the conditions of the Offer, purchase all Successfully Tendered Shares at the Purchase Price. If the aggregate purchase price of the Successfully Tendered Shares exceeds US$350,000,000, the Corporation will accept Shares for purchase first from all Successful Shareholders who are Odd Lot Holders (as defined below). With respect to Successful Shareholders who are not Odd Lot Holders, the Corporation will accept Shares for purchase at the Purchase Price on a pro rata basis according to the number of Successfully Tendered Shares, less the number of Shares purchased from Odd Lot Holders (with adjustments to avoid the purchase of fractional Shares).

For purposes of the Offer, the term "Odd Lots" means all Successfully Tendered Shares tendered by or on behalf of the Successful Shareholders who individually beneficially own, as of the Expiration Time, an aggregate of fewer than 100 Shares ("Odd Lot Holders"). As set forth above, Odd Lots will be accepted for purchase before any pro-ration. In order to qualify for this preference, an Odd Lot Holder must properly tender, pursuant to an Auction Tender at a price at or below the Purchase Price or pursuant to a Purchase Price Tender, all Shares beneficially owned by such Odd Lot Holder. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares even if holders have separate certificates for fewer than 100 Shares or hold fewer than 100 Shares in different accounts. Any Odd Lot Holder wishing to tender all Shares beneficially owned, without pro-ration, must check the appropriate box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid any odd lot discounts, which may be applicable on a sale of their Shares in a transaction on the TSX or the NYSE.

4.     Procedure for Tendering Shares

Proper Tender of Shares

To tender Shares pursuant to the Offer, (i) the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares (with signatures that are guaranteed if so required in accordance with the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Letter of Transmittal prior to the Expiration Time, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such transfer must be received by the Depositary, including either a Book-Entry Confirmation or an Agent's Message (each defined below) if the tendering Shareholder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by the Depository Trust Company ("DTC") to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Corporation may enforce such Letter of Transmittal against such participant. The term "Book-Entry Confirmation" means a confirmation of a book-entry transfer of a Shareholder's Shares into the Depositary's account at CDS Clearing and Depository Services Inc. ("CDS").

In accordance with Instruction 5 in the Letter of Transmittal or the Book-Entry Confirmation or Agent's Message in lieu thereof, each Shareholder desiring to deposit Shares pursuant to the Offer should indicate, in Box A captioned "Type of Tender" on such Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery: (i) whether the Shareholder is tendering Shares pursuant to an Auction Tender or a Purchase Price Tender, and (ii) each Shareholder desiring to tender Shares pursuant to an Auction Tender must further indicate, in the appropriate box in such Letter of Transmittal or the Book-Entry Confirmation or Agent's Message in lieu thereof, the price per Share (in increments of US$0.10 per Share) at which such Shares are being tendered. Under each of (i) and (ii) respectively, only one box may be checked. If a Shareholder desires to tender Shares in separate lots at a different price and/or different type of tender for each lot, such Shareholder must complete a separate Letter of Transmittal or Book-Entry Confirmation or Agent's Message in lieu thereof (and, if applicable, a Notice of Guaranteed Delivery) for each lot. The same Shares cannot be tendered (unless previously properly withdrawn) pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price. Shareholders who properly tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender. In addition, Odd Lot Holders who tender all their Shares must check the appropriate box in the Letter of Transmittal in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in "Offer to Purchase — Number of Shares and Pro-Ration".

If your Shares are held through a broker, dealer, commercial bank, trust company or other nominee, you must request that your broker, dealer, commercial bank, trust company or other nominee tender your Shares for you. If your Shares are so held, you should immediately contact such nominee in order to take the necessary steps to be able to tender such Shares under the Offer. In addition, it is likely that such broker, dealer, commercial bank, trust company or other nominee has an earlier deadline, for administrative reasons, for you to act to instruct such nominee to tender Shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to confirm any earlier deadline.

Participants of CDS and DTC should contact such depository with respect to the tender of their Shares under the terms of the Offer.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the share certificate tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a Canadian Schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an "Eligible Institution"). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal.

If a certificate representing Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing Shares not purchased or tendered are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution. An ownership declaration, which can be obtained from the Depositary, must also be completed and delivered to the Depositary.

Book-Entry Transfer Procedures — CDS

Any financial institution that is a participant in CDS may make book-entry delivery of the Shares through the CDS on-line tendering system pursuant to which book-entry transfers may be effected ("CDSX") by causing CDS to deliver such Shares to the Depositary in accordance with the applicable CDS procedures. Delivery of Shares to the Depositary by means of book-entry through CDSX will constitute a valid tender under the Offer.

Shareholders may accept the Offer by following the procedures for a book-entry transfer of Shares established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario or in the United States prior to the Expiration Time in connection with the tender of such Shares. Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer via book-entry of their holdings with CDS, shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered to be a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

Book-Entry Transfer Procedures — DTC

The Depositary intends to establish an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC procedures for such transfer. Although delivery of the Shares may be effected under the Offer through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or a manually signed photocopy thereof) with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be transmitted to and received by the Depositary at its Toronto, Ontario or United States office address set forth on the back cover page of this Offer and Circular prior to the Expiration Time in connection with the tender of such Shares. Delivery of documents to DTC does not constitute delivery to the Depositary.

Shareholders who are tendering by book-entry transfer to the Depositary's account at DTC may execute their tender through DTC's Automated Tender Offer Program ("ATOP") by transmitting their acceptance to DTC in accordance with DTC's ATOP procedures. DTC will then verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message to the Depositary. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. Accordingly, the Letter of Transmittal need not be completed by a Shareholder tendering through ATOP.

Method of Delivery

The method of delivery of certificates representing Shares and all other required documents is at the option and sole risk of the tendering Shareholder. If certificates representing Shares are to be sent by mail, registered mail that is properly insured is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Time to permit delivery to the Depositary prior to such time. Delivery of a certificate representing Shares will only be deemed to occur upon actual receipt by the Depositary of such certificate.

Guaranteed Delivery

If a Shareholder wishes to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares, or time will not permit all required documents to reach the Depositary prior to the Expiration Time, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

  (a)
  such tender is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Corporation with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery is received by the Depositary, at its office in Toronto, Ontario or the United States prior to the Expiration Time; and

  (c)
  the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof), or a Book-Entry Confirmation or Agent's Message in lieu thereof in the case of a book-entry transfer relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Toronto, Ontario or the United States office of the Depositary, before 5:00 p.m. (Eastern time) on or before the third trading day on the TSX and the NYSE after the Expiration Time.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the Toronto, Ontario or the United States office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of the book-entry transfer of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares, with signatures that are guaranteed if so required, or a Book-Entry Confirmation or Agent's Message in the case of a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently delivered.

Return of Unpurchased Shares

Certificates for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price, Shares not purchased because of pro-ration, improper tenders, or Shares not taken up due to the termination of the Offer), or properly withdrawn before the Expiration Time, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing Shares of which less than all are purchased), promptly after the Expiration Time (or termination of the Offer) or the date of withdrawal of the Shares.

In the case of Shares tendered through book-entry transfer into the Depositary's account at DTC or CDS, the Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC or CDS, as applicable, without expense to the Shareholder.

Determination of Validity, Rejection; Waiver of Defects; No Obligation to Give Notice of Defect

All questions as to the number of Shares to be taken up, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. Celestica reserves the absolute right to reject any or all tenders of Shares determined by it in its sole discretion not to be in proper form or not completed in accordance with the instructions set forth herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Corporation's counsel, be unlawful. Celestica also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares, in each case prior to the Expiration Time. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Corporation shall determine. No individual tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. The Corporation will not be liable for failure to waive any condition of the Offer or any defect or irregularity in any tender of Shares. None of the Corporation, the Depositary, the Dealer Managers or any other person will be obligated to give notice of defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. The Corporation's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

Under no circumstances will interest accrue or be paid by the Corporation by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures. The amount paid for Shares tendered pursuant to the guaranteed delivery procedures will be the same as that for Shares delivered to the Depositary on or prior to the Expiration Time.

Formation of Agreement; Prohibition on "Short" Tenders

A tender of Shares under any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Corporation, effective as of the Expiration Time, upon the terms and conditions of the Offer. In addition, a tender of Shares to the Corporation pursuant to any procedures described herein will constitute a representation by such Shareholder that (i) such Shareholder has a "net long position" in the Shares being tendered or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 of the Exchange Act and (ii) the tender of such Shares complies in all respects with Rule 14e-4. It is a violation of Rule 14e-4 for a person (acting alone or in concert with others), directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the pro-ration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than the amount of (A) Shares tendered, or (B) other securities immediately convertible into, or exchangeable or exercisable for, the amount of the Shares tendered, and upon acceptance of such person's tender, will acquire such Shares for tender by conversion, exchange or exercise of such other securities, and will deliver or cause to be delivered the Shares within the period specified in, and in accordance with the terms of, the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Lost or Destroyed Share Certificates

If any certificate representing Shares has been lost or destroyed, the Shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase and Circular. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contract the Depositary immediately in order to permit timely processing of this documentation.

5.     Withdrawal Rights

Except as otherwise provided in this Section, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn by the Shareholder:

  (a)
  at any time prior to the Expiration Time;

  (b)
  at any time if the Shares have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares;

  (c)
  if the Shares have not been paid for by the Corporation within three business days of being taken up;

  (d)
  at any time before the expiration of 10 days from the date that a notice of change or notice of variation has been given in accordance with this Offer to Purchase (other than a variation that (i) consists solely of an increase in the consideration offered for the Shares under the Offer where the time for tender is not extended for greater than 10 days, or (ii) consists solely of the waiver of a condition of the Offer). See "Extension and Variation of the Offer"; and

  (e)
  after the expiration of 40 business days from the commencement of the Offer if the Corporation has not accepted tendered Shares for payment.

For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary prior to 5:00 p.m. (Eastern time) on the applicable date specified above at the place of tender of the relevant Shares. Any such notice of withdrawal must (i) be signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Shares being withdrawn or, in the case of Shares tendered by a CDS or DTC participant, be signed by such participant in the same manner as the participant's name as listed on the applicable Book-Entry Confirmation or Agent's Message, or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares, and (ii) specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder (if different from that of the person who tendered such Shares) and the number of Shares to be withdrawn. If the certificates for the Shares tendered pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering Shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 4, the notice of withdrawal must also specify the name and number of the account at DTC or CDS, as applicable, to be credited with the withdrawn Shares, and must otherwise comply with DTC's or CDS' procedures. If a Shareholder has used more than one Letter of Transmittal or has otherwise tendered in more than one group of Shares, such Shareholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. A withdrawal of Shares tendered pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a properly completed and executed notice of withdrawal in writing.

A Shareholder who wishes to withdraw Shares under the Offer and who holds Shares through a broker, dealer, commercial bank, trust company or other nominee should immediately contact such broker, dealer, commercial bank, trust company or other nominee in order to take the necessary steps to be able to withdraw such Shares under the Offer. Please be advised that such nominees may have their own deadlines relating to the withdrawal of your Shares that differ from those set out in this Offer to Purchase. We recommend that you contact any such nominee to find out its deadline.

Participants of CDS and DTC should contact such depository with respect to the withdrawal of Shares under the Offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Corporation, in its sole discretion, which determination shall be final and binding, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. None of the Corporation, the Depositary, the Dealer Managers nor any other person will be obligated to give notice of defects or irregularities in notices of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Time by again following the procedures described herein.

If Celestica extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to Celestica's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of Celestica all tendered Shares. Such retention is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Celestica must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. In the event of such retention, such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described under this Section.

6.     Conditions of the Offer

The Offer is not conditioned upon any minimum number of Shares being tendered or upon the consummation of the Term Loan or any other new long-term financing. Notwithstanding any other provision of the Offer, Celestica shall not be required to accept for purchase, to purchase or, subject to any applicable rules or regulations, to pay for any Shares tendered, and may terminate, extend or vary the Offer or may, subject to any applicable rules and regulations, postpone the acceptance for payment or payment for Shares tendered, if, at any time on or after the commencement of the Offer and at or prior to the expiration of the Offer, any of the following events shall have occurred (or shall have been determined by Celestica to have occurred):

  (a)
  there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Corporation or otherwise directly or indirectly relating in any manner to or affecting the Offer, or seeks to obtain material damages in respect of the Offer or (ii) that otherwise, in the sole judgment of the Corporation, acting reasonably, has or may have a material adverse effect on the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Corporation and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Corporation;

  (b)
  there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Corporation or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Corporation, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation or materially impair the contemplated benefits of the Offer to the Corporation or make it inadvisable to proceed with the Offer;

  (c)
  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement or escalation of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving Canada, the United States or any other region where the Corporation maintains significant business activities, (iv) any limitation (whether or not mandatory) by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Corporation, acting reasonably, could negatively affect the extension of credit by banks or other lending institutions, (v) any decrease of more than 10% in the market price of the Shares on the TSX or the NYSE since the close of business on April 24, 2015), (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Corporation's business, operations or prospects or the trading in, or value of, the Shares, or (vii) any decline in any of the S&P/TSX Composite Index, the NYSE Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10%, measured from the close of business on April 24, 2015;

  (d)
  there shall have occurred any change or changes (or any development involving any prospective change or changes) in (i) general political, market, economic, financial or industry conditions in the United States or Canada, or (ii) the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or any of its subsidiaries that, in each case in the sole judgment of the Corporation, acting reasonably, has, have or may have a material adverse effect with respect to the Corporation and its subsidiaries taken as a whole or a material acceleration of the foregoing;

  (e)
  any take-over bid or tender or exchange offer with respect to some or all of the securities of the Corporation, or any merger, business combination or acquisition proposal, disposition of assets outside of the ordinary course of business, or other similar transaction with or involving the Corporation or its subsidiaries, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

  (f)
  the Corporation shall have concluded, in its sole judgment, acting reasonably, that the Offer or the taking up and payment for any or all of the Shares by the Corporation is illegal or not in compliance with applicable law or stock exchange requirements and, if required under any such legislation or requirements, the Corporation shall not have received the necessary exemptions from or approvals or waivers of the appropriate courts or applicable securities regulatory authorities or stock exchange(s) in respect of the Offer;

  (g)
  any change shall have occurred or been proposed to the Income Tax Act (Canada) ("Tax Act") or regulations thereunder, to the publicly available administrative policies or assessing practices of the Canada Revenue Agency ("CRA") or to relevant jurisprudence, that, in the sole judgment of the Corporation, acting reasonably, is detrimental to the Corporation or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares tendered under the Offer;

  (h)
  any change shall have occurred or been proposed to the United States Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, or publicly available administrative policies of the U.S. Internal Revenue Service ("IRS"), or the equivalent laws, regulations and policies of another jurisdiction where one or more Shareholders are resident, that, in the sole judgment of the Corporation, acting reasonably, is detrimental to the Corporation or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares tendered under the Offer;

  (i)
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the SEC on or before April 24, 2015 a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares;

  (j)
  any entity, group, or person who has filed with the SEC on or before April 24, 2015 a Schedule 13G or a Schedule 13D with respect to any of the Shares shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of additional Shares constituting 1% or more of the outstanding Shares;

  (k)
  any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Corporation or any of its subsidiaries or any of its or their respective assets or securities outside of the ordinary course of business;

  (l)
  the Corporation reasonably determines that the completion of the Offer and the purchase of the Shares may cause the Shares to be delisted from the TSX or the NYSE or to be eligible for de-registration under the Exchange Act;

  (m)
  Standard & Poor's shall have downgraded or withdrawn the rating accorded to the Corporation's securities; or

  (n)
  a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in the Corporation's reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, results of operations or prospects of the Corporation and its subsidiaries, taken as a whole, or on the trading in the Shares.

The foregoing conditions are for the sole benefit of the Corporation and may be asserted by the Corporation, in its sole discretion, acting reasonably, or may be waived by the Corporation, in its sole discretion, in whole or in part at any time at or prior to the expiration of the Offer (other than those involving the receipt of any requisite government approvals), provided that any condition waived in whole or in part will be waived with respect to all Shares tendered. The failure by the Corporation at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of its right to exercise such rights at any subsequent time with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time at or prior to the expiration of the Offer (other than those involving the receipt of any requisite government approvals). For the avoidance of doubt, the foregoing conditions (other than those involving the receipt of any requisite government approvals) must be satisfied or waived at or prior to the expiration of the Offer. Any determination by the Corporation concerning the events described in this Section shall be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

Any waiver of a condition or the termination of the Offer by the Corporation shall be deemed to be effective on the date on which notice of such waiver or termination by the Corporation is delivered or otherwise communicated to the Depositary. The Corporation, after giving notice to the Depositary of any waiver of a condition or the termination of the Offer, shall immediately make a public announcement of such waiver or termination and provide or cause to be provided, to the extent required by law, notice of such waiver or termination to the TSX, the NYSE and the applicable securities regulatory authorities. If the Offer is terminated, the Corporation shall not be obligated to take up, accept for purchase or pay for any Shares tendered under the Offer, and the Depositary will return all certificates for tendered Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were tendered.

7.     Extension and Variation of the Offer

Subject to applicable law, the Corporation expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified herein shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer, by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under "Offer to Purchase — Notice". Promptly after giving notice of an extension or variation to the Depositary, the Corporation will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Eastern time), on the next business day after the last previously scheduled or announced Expiration Time) and provide or cause to be provided notice of such extension or variation to the TSX, the NYSE and the applicable securities regulatory authorities, including the SEC. Any notice of variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated, in writing, to the Depositary.

We have filed an exemptive relief application with securities regulatory authorities in Canada to permit us to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Corporation, without first taking up Shares which have been tendered (and not withdrawn) before the Offer was previously scheduled to expire. If such regulatory relief is not obtained, we will not be permitted to extend the Offer in the event the Offer is undersubscribed on the original Expiration Time.

The Corporation expressly reserves the right, in its sole discretion, subject to applicable law (i) to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the events specified under "Offer to Purchase — Conditions of the Offer", and (ii) at any time or from time to time, to vary the Offer in any respect, including increasing or decreasing the number of Shares the Corporation may purchase or the range of prices it may pay pursuant to the Offer.

Any such extension, delay, termination or variation will be followed promptly by a public announcement and by the filing and mailing of a notice of variation or extension, as applicable. Without limiting the manner in which the Corporation may choose to make any public announcement, except as provided by applicable law, the Corporation shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, CNW.

If the Corporation varies the terms of the Offer or a change occurs in the information concerning the Offer that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer, or if otherwise required by applicable Canadian or U.S. securities laws, the Corporation will extend the time during which the Offer is open to the extent required under such laws.

8.     Taking Up and Payment for Tendered Shares

Upon the terms and provisions of the Offer (including pro-ration) and subject to and in accordance with applicable Canadian and United States securities laws, the Corporation will take up and pay for Shares properly tendered and not withdrawn under the Offer in accordance with the terms thereof promptly after the Expiration Time, but in any event within the time limits required by applicable securities laws, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived on or prior to the Expiration Time. The Corporation will acquire Shares to be purchased pursuant to the Offer and title thereto under this Offer to Purchase effective from the time the Corporation takes up and pays for such Shares.

For the purposes of the Offer, the Corporation will be deemed to have taken up and accepted for payment Successfully Tendered Shares having an aggregate purchase price not exceeding US$350,000,000 if, as and when the Corporation gives oral notice (to be confirmed in writing) or written notice or other communication confirmed in writing to the Depositary to that effect.

The Corporation reserves the right, in its sole discretion, subject to applicable securities laws, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares if any event specified under "Offer to Purchase — Conditions of the Offer" occurs on or prior to the Expiration Time, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Corporation also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law.

In the event of pro-ration of Shares tendered pursuant to the Offer, the Corporation will determine the pro-ration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, the Corporation does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Time.

Certificates for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price, Shares not purchased because of pro-ration, improper tenders, or Shares not taken up due to the termination of the Offer), or properly withdrawn before the Expiration Time, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing Shares of which less than all are purchased), or in the case of Shares tendered by book-entry transfer, credited to the account maintained with DTC or CDS, as applicable, by the participant who delivered the Shares, promptly after the Expiration Time (or termination of the Offer) or the date of withdrawal of the Shares, in any case without expense to the Shareholder.

The Corporation will pay for Shares taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to tendering Shareholders. Under no circumstances will interest accrue or be paid by the Corporation or the Depositary on the Purchase Price of the Shares purchased by the Corporation, regardless of any delay in making such payment or otherwise.

Tendering Shareholders will not be obligated to pay brokerage fees or commissions to the Corporation, the Dealer Managers or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a tender of Shares pursuant to the Offer. Celestica will pay all fees and expenses of the Dealer Managers (in their capacity as such) and the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly tendered Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Corporation and transmitting payment to such persons. Receipt by the Depositary from the Corporation of payment for such Shares will be deemed to constitute receipt of payment by persons tendering Shares. The Depositary will also coordinate with CDS and DTC, as applicable, with respect to Shareholders who have deposited Shares by way of book-entry transfer which are taken up and accepted by the Corporation, to arrange for payment to be made to such Shareholders in accordance with the settlement procedures of CDS and DTC, as applicable, including a currency election if made available by CDS and DTC.

The settlement with each Shareholder who has tendered Shares under the Offer will be effected by the Depositary by forwarding a cheque or electronic payment, representing the cash payment (less any applicable withholding taxes) for such Shareholder's Shares taken up under the Offer. The cheque, or electronic payment, will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing the appropriate box in such Letter of Transmittal. Unless the tendering Shareholder instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by prepaid mail to the payee at the address specified in the Letter of Transmittal. If no such delivery instructions are specified, the cheque will be sent to the address of the tendering Shareholder as it appears in the registers maintained in respect of the Shares. Cheques or electronic payments, mailed or transmitted in accordance with this paragraph will be deemed to have been delivered at the time of mailing, or transmission.

Each registered holder of Shares who has tendered Shares under the Offer will receive payment of the Purchase Price for accepted Shares in U.S. dollars, unless such Shareholder exercises the applicable election in the Letter of Transmittal to use the Depositary's currency exchange services to convert payment of the Purchase Price of the tendered Shares into Canadian dollars. In the absence of a Shareholder making such an election in the Letter of Transmittal, such Shareholder will receive payment of the Purchase Price for the tendered Shares in U.S. dollars. There is no additional fee payable by Shareholders who elect to use the Depositary's currency exchange services.

If a certificate representing Shares is registered in the name of a person other than the person tendering the Shares to the Offer, the Purchase Price for the tendered shares will be paid in U.S. dollars unless the registered holder of Shares instructs the Depositary to make a currency election on their behalf (as described above). If the Depositary is not so instructed to make a currency election on the behalf of such registered holder of Shares pursuant to the election procedures in the Letter of Transmittal, the registered holder of Shares will receive payment of the Purchase Price of the tendered Shares in U.S. dollars.

The exchange rate that will be used to convert payments from U.S. dollars into Canadian dollars will be the rate available from Computershare Trust Company of Canada, in its capacity as foreign exchange service provider, on the date the funds are converted, which rate will be based on the prevailing market rate on the date the funds are converted. The risk of any fluctuations in such rates, including risks relating to the particular date and time at which funds are converted, will be solely borne by the tendering Shareholder. Computershare Trust Company of Canada will act as principal in such currency conversion transactions.

Successfully Tendered Shares taken up and paid for by the Corporation will immediately be cancelled by the Corporation.

9.     Payment in the Event of Mail Service Interruption

Notwithstanding the provisions of the Offer, cheques in payment for Shares purchased under the Offer and certificates for any Shares to be returned will not be mailed if the Corporation determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the tendered certificates for the Shares were delivered until the Corporation has determined that delivery by mail will no longer be delayed. Celestica will provide notice, in accordance with this Offer to Purchase, of any determination under this section not to mail as soon as reasonably practicable after such determination is made.

10.   Liens and Dividends

Shares acquired pursuant to the Offer shall be acquired by the Corporation free and clear of all hypothecs, liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend or distribution, whether or not such Shareholder tenders Shares pursuant to the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering Shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares and any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares with a record date on or after the date that Celestica takes up and accepts for purchase the tendered Shares and that, if the tendered Shares are taken up and accepted for purchase by Celestica, Celestica will acquire good and marketable title thereto, free and clear of all liens, charges, claims, encumbrances, security interests, restrictions and equities whatsoever, together with all rights and benefits arising therefrom. Any such tendering Shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering Shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering Shareholder.

11.   Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Corporation or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered Shareholders at their respective addresses as shown on the share registers maintained in respect of the Shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, or (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Corporation will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Corporation or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail, in a French language daily newspaper of general circulation in the Province of Québec and in the Wall Street Journal.

12.   Other Terms

  (a)
  No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Corporation, the Board of Directors, the Dealer Managers or the Depositary other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Corporation, the Board of Directors, the Dealer Managers or the Depositary.

  (b)
  The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and applicable U.S. securities laws.

  (c)
  Celestica, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

  (d)
  The Offer is not being made to, and tenders will not be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. However, Celestica may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to Shareholders in such jurisdiction.

  (e)
  For the purposes of subsection 191(4) of the Tax Act, the "specified amount" in respect of each Share will be C$12.85.

Neither Celestica nor the Board of Directors, in making the decision to present the Offer to Shareholders, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. We urge Shareholders to consult their own financial, legal, investment and tax advisors and make their own decision whether to tender Shares to the Offer and, if so, how many Shares to tender, and at what price or prices.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, Celestica has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under "Issuer Bid Circular — Celestica Inc. — Additional Information" with respect to information concerning Celestica. In any jurisdiction where the securities, "Blue Sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities legislation with respect to the Offer and the issuer tender offer information required to be delivered to securityholders under United States securities laws applicable to Celestica with respect to the Offer. The accompanying Circular contains additional information relating to the Offer.

DATED this 27th day of April, 2015.

CELESTICA INC.
(Signed) "CRAIG H. MUHLHAUSER" President and Chief Executive Officer

 ISSUER BID CIRCULAR

This Circular is being furnished in connection with the Offer by Celestica to purchase for not more than US$350,000,000 in cash up to 29,914,529 of its Shares at a Purchase Price of not less than US$11.70 per Share and not more than US$13.30 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of the terms and conditions of the Offer.

1.     Celestica Inc.

Celestica delivers innovative supply chain solutions globally to customers in the Communications (comprised of enterprise communications and telecommunications), Consumer, Diversified (comprised of aerospace and defense, industrial, healthcare, energy and semiconductor equipment), Servers and Storage end markets. We believe our services and solutions create value for our customers by accelerating their time-to-market, and by providing higher quality, lower cost, and reduced cycle times in our customers' supply chains, resulting in lower total cost of ownership, greater flexibility, higher return on invested capital and improved competitive advantage for our customers in their respective markets.

Our global headquarters is located in Toronto, Canada. The address and telephone number of our principal executive offices are: 844 Don Mills Road, Toronto, Ontario, Canada M3C 1V7, (416) 448-2211. We operate a network of sites in various geographies with specialized end-to-end supply chain capabilities tailored to meet specific market and customer product lifecycle requirements. In an effort to drive speed, quality and flexibility for our customers, we execute our business in centers of excellence strategically located in North America, Europe and Asia. We strive to align our preferred suppliers in close proximity to these centers of excellence to increase the speed and flexibility of our supply chain, deliver higher quality products, and reduce time to market.

We offer a range of services to our customers, including design and development (such as our Joint Design and Manufacturing offering, which is focused on developing design solutions in collaboration with customers, as well as managing aspects of the supply chain and manufacturing), engineering services, supply chain management, new product introduction, component sourcing, electronics manufacturing, assembly and test, complex mechanical assembly, systems integration, precision machining, order fulfillment, logistics and after-market repair and return services.

Although we supply products and services to over 100 customers, we depend upon a small number of customers for a significant portion of our revenue. In the aggregate, our top 10 customers represented 64% of revenue for the first quarter of 2015 (first quarter of 2014 — 64%; full year 2014 — 65%). The products and services we provide serve a wide variety of applications, including: servers; networking, wireless and telecommunications equipment; storage systems; optical equipment; aerospace and defense electronics; healthcare products and applications; semiconductor equipment; and a range of industrial and green technology products, including solar panels and inverters.

Onex Corporation ("Onex") owns, directly or indirectly, all of our outstanding Multiple Voting Shares and less than 1% of our outstanding Shares. The number of Shares and Multiple Voting Shares beneficially owned by Onex, directly or indirectly, represents 76% of the voting interest in Celestica, calculated as of April 24, 2015. Accordingly, Onex has the ability to exercise a significant influence over our business and affairs and generally has the power to determine all matters submitted to a vote of our shareholders where our Shares and Multiple Voting Shares vote together as a single class. Onex may make decisions regarding Celestica and our business that are opposed to other shareholders' interests or with which other shareholders may disagree. Onex's voting power could have the effect of deterring or preventing a change in control of our Corporation that might otherwise be beneficial to our other shareholders. Through its shareholdings, Onex has the power to elect our directors and its approval is required for significant corporate transactions such as certain amendments to our articles of incorporation, the sale of all or substantially all of our assets and plans of arrangement. The directors so elected have the authority, subject to applicable laws, to appoint or replace senior management, cause us to issue additional Shares or Multiple Voting Shares or repurchase Shares or Multiple Voting Shares, declare dividends or take other actions. Under our Credit Facility, it is an event of default entitling our lenders to demand repayment if Onex ceases to control Celestica unless the shares of Celestica become widely held ("widely held" meaning that no one person or entity owns more than 33% of the votes). Gerald W. Schwartz, the Chairman of the Board, President and Chief Executive Officer of Onex, is also one of our directors, and holds, indirectly or directly, shares representing the majority of the voting rights of the shares of Onex. The interests of Onex and Mr. Schwartz may differ from the interests of the remaining holders of Shares.

Recent Developments

In April 2015, one of Celestica's aerospace and defense customers outsourced certain of its operations to the Corporation. Celestica will manage the manufacturing and repair operations for certain product lines of this customer from the customer's site in Ontario, Canada. As part of the agreement, Celestica assumed the workforce assigned to these operations and purchased approximately US$34 million of inventory.

In March 2015, Celestica entered into a multi-year supply agreement with a solar cell supplier that includes a commitment by the Corporation to provide cash advances of up to US$36 million to help finance the supplier's working capital needs, including expansion of its manufacturing operations into Malaysia. Celestica also entered into an agreement in April 2015 to lease manufacturing equipment valued at approximately US$22 million to be used in the Corporation's solar operations in Asia.

Additional Information

Celestica is subject to the information and reporting requirements of Canadian securities laws and the Exchange Act and the rules, policies and guidelines of the TSX and the NYSE and, in accordance therewith, files reports and other information with Canadian provincial securities regulators, the SEC, the TSX and the NYSE. As a "foreign private issuer" under the Exchange Act, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements (which are prepared in accordance with applicable Canadian securities laws), and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, Celestica has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Offer to Purchase and the Circular, which constitute a part of the Schedule TO, do not contain all of the information set forth in the Schedule TO.

Shareholders may read and copy any document that the Corporation files with, or furnishes to, the SEC (including the Corporation's Schedule TO relating to the Offer) at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that the Corporation files or furnishes electronically with it. Shareholders may access documents filed with Canadian provincial securities regulators through the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com.

Presentation of Financial Information

The Corporation's consolidated financial statements are reported in United States dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of U.S. companies who report under U.S. GAAP. The audited consolidated financial statements of Celestica for the year ended December 31, 2014 and the unaudited interim condensed consolidated financial statements of Celestica for the three month period ended March 31, 2015 are available on SEDAR at www.sedar.com and on www.sec.gov and will be sent to a Shareholder without charge upon request to the Corporation at 844 Don Mills Road, Toronto, Ontario, Canada M3C 1V7 Attention: Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary.

2.     Authorized Capital

Celestica's authorized capital consists of an unlimited number of Shares, an unlimited number of Multiple Voting Shares, and an unlimited number of preferred shares, issuable in series. As at April 24, 2015, 150,238,432 Shares, 18,946,368 Multiple Voting Shares and no preferred shares were issued and outstanding.

Voting Rights

Shareholders and holders of Multiple Voting Shares are entitled to notice of and to attend all meetings of Celestica shareholders and to vote at all such meetings together as a single class, except in respect of matters where only the holders of shares of one class or series of shares are entitled to vote separately pursuant to applicable law. The Shares carry one vote per share and the Multiple Voting Shares carry 25 votes per share. Generally, all matters to be voted on by Celestica shareholders must be approved by a simple majority (or, in the case of election of directors, by a plurality, and in the case of an amalgamation or amendments to the articles of Celestica, by a two-thirds majority) of the votes cast in respect of Shares and Multiple Voting Shares held by persons present in person or by proxy, voting together as a single class. The holders of Multiple Voting Shares are entitled to one vote per share held at Celestica shareholders' meetings at which they are entitled to vote separately as a class. Shareholders are entitled to one vote per share held at Celestica shareholders' meetings at which they are entitled to vote separately as a class.

Dividends

The Shares and the Multiple Voting Shares are entitled to share rateably, as a single class, in any dividends declared by Celestica's Board of Directors, subject to any preferential rights of any outstanding preference shares in respect of the payment of dividends. Dividends consisting of Shares and Multiple Voting Shares may be paid only as follows: (i) Shares may be paid only to Shareholders, and Multiple Voting Shares may be paid only to holders of Multiple Voting Shares; and (ii) proportionally with respect to each outstanding Share and Multiple Voting Share.

Conversion

Each Multiple Voting Share is convertible at any time at the option of its holder into one Share.

Multiple Voting Shares will be converted automatically into Shares upon any transfer thereof, except (i) a transfer to Onex or any affiliate of Onex, or (ii) a transfer of 100% of the outstanding Multiple Voting Shares to a purchaser who also has offered to purchase all of the outstanding Shares for a per share consideration identical to, and otherwise on the same terms as, that offered for the Multiple Voting Shares, and the Multiple Voting Shares held by such purchaser thereafter shall be subject to the provisions relating to conversion as if all references to Onex were references to such purchaser. In addition, if (i) any holder of any Multiple Voting Shares ceases to be an affiliate of Onex, or (ii) Onex and its affiliates cease to have the right, in all cases, to exercise the votes attached to, or to direct the voting of, any of the Multiple Voting Shares held by Onex and its affiliates, such Multiple Voting Shares shall convert automatically into Shares on a one-for-one basis. For these purposes, (i) "Onex" includes any successor corporation resulting from an amalgamation, merger, arrangement, sale of all or substantially all of its assets, or other business combination or reorganization involving Onex, provided that such successor corporation beneficially owns directly or indirectly all Multiple Voting Shares beneficially owned directly or indirectly by Onex immediately prior to such transaction and is controlled by the same person or persons as controlled Onex prior to the consummation of such transaction, (ii) a corporation shall be deemed to be a subsidiary of another corporation if, but only if (a) it is controlled by that other, or that other and one or more corporations each of which is controlled by that other, or two or more corporations each of which is controlled by that other, or (b) it is a subsidiary of a corporation that is that other's subsidiary, (iii) "affiliate" means a subsidiary of Onex or a corporation controlled by the same person or company that controls Onex, and (iv) "control" means beneficial ownership of, or control or direction over, securities carrying more than 50% of the votes that may be cast to elect directors if those votes, if cast, could elect more than 50% of the directors. For these purposes, a person is deemed to beneficially own any security which is beneficially owned by a corporation controlled by such person.

In addition, if at any time the number of outstanding Multiple Voting Shares shall represent less than 5% of the aggregate number of the outstanding Multiple Voting Shares and Shares, all of the outstanding Multiple Voting Shares shall be automatically converted at such time into Shares on a one-for-one basis.

Onex and Celestica have entered into an agreement with Computershare Trust Company of Canada (as successor to the Montreal Trust Company of Canada), as trustee for the benefit of the holders of Shares, for the purpose of ensuring that holders of Shares will not be deprived of rights under applicable provincial takeover bid legislation to which they would have been entitled in the event of a takeover bid (as that term is defined in applicable securities legislation) for the Multiple Voting Shares if the Multiple Voting Shares had been Shares. Subject to certain permitted forms of sale, such as identical or better offers to all holders of Shares, Onex has agreed that it, and any of its affiliates that may hold Multiple Voting Shares from time to time, will not sell any Multiple Voting Shares, directly or indirectly, pursuant to a take-over bid under circumstances in which any applicable securities legislation would have required the same offer or a follow-up offer to be made to holders of Shares if the sale had been a sale of Shares rather than Multiple Voting Shares, but otherwise on the same terms.

Modification, Subdivision and Consolidation

Any modification to the provisions attaching to either the Shares or the Multiple Voting Shares requires the separate affirmative vote of two-thirds of the votes cast by the Shareholders and holders of the Multiple Voting Shares, respectively, voting as separate classes. Celestica may not subdivide or consolidate the Shares or the Multiple Voting Shares without at the same time proportionally subdividing or consolidating the shares of the other class.

Creation of Other Voting Shares

Celestica may not create any class or series of shares, or issue any shares of any class or series (other than Shares) having the right to vote generally on all matters that may be submitted to a vote of Celestica shareholders (except matters for which applicable law requires the approval of holders of another class or series of shares voting separately as a class or series) without the separate affirmative vote of two-thirds of the votes cast by the Shareholders and holders of the Multiple Voting Shares, respectively, voting as separate classes.

Rights on Dissolution

With respect to a distribution of assets in the event of a liquidation, dissolution or winding-up of Celestica, whether voluntary or involuntary, or any other distribution of the assets of Celestica for the purposes of winding up its affairs, Shareholders and holders of Multiple Voting Shares will share rateably as a single class in assets available for distribution to Shareholders and holders of Multiple Voting Shares after payment in full of the amounts required to be paid to holders of preference shares, if any.

Other Rights

Neither the Shares nor the Multiple Voting Shares are redeemable nor do the holders of such shares have pre-emptive rights to purchase additional shares.

3.     Purpose and Effect of the Offer

The purpose of the Offer is to provide a mechanism to return capital to the Shareholders. Celestica's Board of Directors believes that the Offer is a prudent use of the Corporation's financial resources given its business profile and assets, the current market price of the Shares, its cash requirements and borrowing costs. In addition, because the purchase of Shares pursuant to the Offer will reduce the number of outstanding Shares, the Offer will be accretive to any future earnings per Share that Celestica may record, although there can be no assurance of such earnings.

In addition, Celestica's Board of Directors believes that the "modified Dutch auction" tender offer set forth in the Offer to Purchase and this Issuer Bid Circular represents an efficient mechanism to provide Shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Corporation believes that the Offer provides Shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if Celestica completes the Offer, Shareholders who do not participate in the Offer, or otherwise retain an equity interest in the Corporation, will automatically increase their relative percentage ownership interest in the Corporation.

The Offer also provides Shareholders with an efficient way to sell their Shares without incurring broker's fees or commissions associated with open market sales. However, Shareholders who hold Shares through brokers, dealers, commercial banks, trust companies or other nominee Shareholders are urged to consult their brokers, dealers, commercial banks, trust companies or other nominee Shareholders to determine whether transaction costs may apply if Shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee Shareholders and not directly to the Depositary. Furthermore, "Odd Lot" holders (discussed below) who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. Shares acquired by the Corporation pursuant to the Offer will be cancelled.

As at April 24, 2015, 150,238,432 Shares and 18,946,368 Multiple Voting Shares were issued and outstanding. Accordingly, the Shares represented an approximate 88.80% equity interest in the Corporation and the Multiple Voting Shares represented an approximate 11.20% equity interest in the Corporation. The Shares also represented approximately 24.08% of the aggregate voting rights attached to Celestica's shares and the Multiple Voting Shares represented approximately 75.92% of the aggregate voting rights attached to Celestica's shares. The Offer is for a maximum of approximately 19.91% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$11.70 (being the minimum Purchase Price under the Offer) and a maximum of approximately 17.52% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$13.30 (being the maximum Purchase Price under the Offer). If all Multiple Voting Shares were converted to Shares, the Offer would be for a maximum of approximately 17.68% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$11.70 (being the minimum Purchase Price under the Offer), and for a maximum of approximately 15.55% if the Purchase Price is determined to be US$13.30 (being the maximum Purchase Price under the Offer). To the knowledge of the Corporation, after reasonable inquiry, no beneficial owner of Multiple Voting Shares intends either to convert Multiple Voting Shares into Shares to tender pursuant to the Offer or to tender pursuant to the Offer existing Shares beneficially owned by them. If the Purchase Price is determined to be US$11.70 (being the minimum Purchase Price under the Offer) and the Corporation purchases the maximum number of Shares, the remaining issued and outstanding Shares will represent an approximate 86.40% equity interest in the Corporation (13.60% for the Multiple Voting Shares) and represent approximately 20.26% of the aggregate voting rights attached to Celestica's shares (79.74% for the Multiple Voting Shares), assuming no Multiple Voting Shares are converted to Shares and tendered to the Offer. Onex owns, directly or indirectly, all of the outstanding Multiple Voting Shares. Accordingly, if the Purchase Price is determined to be US$11.70 (being the minimum Purchase Price under the Offer) and the Corporation purchases the maximum number of Shares, the Multiple Voting Shares will represent approximately 79.74% of the aggregate voting rights attached to Celestica's shares, as compared to 75.92% prior to the Offer.

Applicable Canadian securities laws generally prohibit the Corporation, its controlling shareholder and persons or companies acting jointly or in concert with the Corporation or its controlling shareholder from acquiring or offering to acquire beneficial ownership of any Shares, other than pursuant to the Offer, from the period commencing with the expiration of the Offer and ending on the 20th business day after that, except, in the case of acquisitions during the period following the Expiration Time, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law. Rule 14e-5 of the Exchange Act prohibits the Corporation and its affiliates from purchasing any Shares, other than pursuant to the Offer, from the time the Offer is publicly announced until the Offer expires, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act, and Rule 13e-4(f) of the Exchange Act prohibits the Corporation and its affiliates from purchasing any Shares other than pursuant to the Offer until at least 10 business days after the termination of the Offer.

Accordingly, neither Celestica, nor a trustee acting on its behalf, has purchased or will purchase Shares pursuant to the 2014 NCIB or otherwise since the time the Offer was publicly announced until its expiration. Celestica does not intend to purchase any further Shares for cancellation under the 2014 NCIB after the expiration of the Offer, but may continue to purchase Shares in the open market through a trustee to satisfy delivery of the Shares under the Corporation's equity-based compensation plans following at least 10 business days after the Expiration Time or date of termination of the Offer. In addition, Celestica may in the future, subject to applicable law, purchase additional Shares on the open market, in private transactions, through NCIBs, other issuer bids or otherwise. Any such purchases may be on the same terms or on terms which are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Corporation will depend on many factors, including the market price of the Shares, the Corporation's business and financial position, the results of the Offer and general economic and market conditions.

Neither the Corporation or any of its directors or executive officers, or any person controlling the Corporation (or any executive officers or directors of any person controlling the Corporation) have any plans, proposals or negotiations that relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving Celestica or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of Celestica or any of its subsidiaries, (iii) other than the anticipated consummation of the Term Loan, and amounts drawn under the Credit Facility to fund the Offer, all as described herein, any material change in the present dividend rate or policy, or indebtedness or capitalization of Celestica, (iv) other than in connection with the previously-disclosed intention of the Corporation's President and Chief Executive Officer to retire by the end of 2015, any change in the present board of directors or management of Celestica, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer, (v) other than our previously-disclosed expectation to take restructuring actions in the near term in an effort to streamline our business and improve our margin performance, including with respect to our semiconductor business, any other material change in Celestica's corporate structure or business, (vi) any class of Celestica's equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association, (vii) any class of Celestica's equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (viii) the suspension of Celestica's obligation to file reports under Section 15(d) of the Exchange Act, (ix) other than in connection with: the exercise of outstanding options to purchase Shares and the vesting and settlement of outstanding PSUs, RSUs, and DSUs, the granting of such awards under the Corporation's equity-based compensation plans, purchases of Shares by or on behalf of the Corporation to satisfy delivery requirements under the Corporation's equity-based compensation plans (including through trustees and automatic share purchase plans), and the 10b5-1 Plan (as defined below), the acquisition by any person of additional securities of Celestica, or the disposition of Celestica's securities, or (x) any changes in Celestica's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Celestica.

Background to the Offer

Celestica's Board of Directors believes that the Offer is a prudent use of the Corporation's financial resources given its business profile and assets, the current market price of the Shares, and its cash requirements and borrowing costs. In addition, because the purchase of Shares pursuant to the Offer will reduce the number of outstanding Shares, the Offer will be accretive to any future earnings per Share that the Corporation may record, although there can be no assurance of such earnings.

For the reasons described above and for the reasons set out below, the Board of Directors determined that it would be in the best interests of the Corporation to proceed with an issuer bid. The Offer was approved by the Board of Directors on April 20, 2015. In considering whether the Offer would be in the best interest of the Corporation, the Board of Directors gave careful consideration to a number of factors, including, without limitation, the following:

  (a)
  its belief that the Offer is a prudent use of the Corporation's financial resources given its business profile and assets, the current market price of the Shares, and its cash requirements and borrowing costs;

  (b)
  the positive impact that the purchase of Shares having an aggregate purchase price not exceeding US$350,000,000 would have on the Corporation's earnings calculated on a per Share basis as well as on the return on equity on the Shares;

  (c)
  after giving effect to the Offer, the Corporation will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offer is not expected to preclude the Corporation from pursuing its foreseeable business opportunities or the future growth of the Corporation's business;

  (d)
  the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Corporation, should they desire liquidity, in quantities which might not otherwise be available in the market and without incurring brokerage commissions which might otherwise be payable on a sale of their Shares in a transaction on the TSX and the NYSE;

  (e)
  tendering Shares under the Offer is optional and available to all Shareholders and, therefore, each Shareholder is free to accept or reject the Offer;

  (f)
  Shareholders wishing to tender Shares may do so pursuant to Auction Tenders or Purchase Price Tenders;

  (g)
  the Offer is not conditional upon any minimum number of Shares being tendered;

  (h)
  Shareholders who do not tender their Shares to the Offer, or who otherwise retain an equity interest in the Corporation, will realize a proportionate increase in their equity interest in the Corporation to the extent Shares are purchased by the Corporation pursuant to the Offer;

  (i)
  the advice of the Dealer Managers, in respect of the Offer, including an opinion from Scotia Capital Inc. regarding the liquidity of the market for the Shares after completion of the Offer; and

  (j)
  it is reasonable to conclude that, following the completion of the Offer, there would be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

The foregoing summary of the factors considered by the Board of Directors is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its determination to proceed with the Offer, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion.

The Board of Directors has approved the terms of the Offer, the pricing of the Offer and the forms of the Offer to Purchase, this Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Approval of the Offer was subject to final approval as to pricing and other terms by the President and Chief Executive Officer of the Corporation pursuant to authority delegated by the Board of Directors. The President and Chief Executive Officer of the Corporation, based on advice from the Dealer Managers, determined the specific price range for the Offer on April 24, 2015.

Notwithstanding the foregoing considerations, before making any decision to tender or not tender Shares to the Offer, Shareholders should carefully consider the risks associated with the Corporation's business, including the risks described under the heading "Risk Factors" in the Corporation's Annual Report on Form 20-F for the year ended December 31, 2014 as filed on SEDAR and with the SEC on March 13, 2015.

None of Celestica, the Board of Directors, the Dealer Managers or the Depositary makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender.

Liquidity of Market

As at April 24, 2015, there were 150,238,432 Shares issued and outstanding, of which 110,924,431 Shares comprise the public float, which excludes Shares beneficially owned, or over which control or direction is exercised, by "related parties" of the Corporation and Shares that are not "freely tradeable" (each as defined in MI 61-101) (the "public float"). The maximum number of Shares that the Corporation is offering to purchase pursuant to the Offer, if the Purchase Price is determined to be US$11.70 (being the minimum Purchase Price under the Offer), represents approximately 19.91% of the Shares outstanding on that date. If the Corporation purchases such maximum number of Shares, there will be approximately 120,323,903 Shares outstanding. As of April 24, 2015, there were also 18,946,368 Multiple Voting Shares issued and outstanding.

The Corporation is relying on the liquid market exemption from the valuation requirement applicable to the Offer pursuant to Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions ("MI 61-101") adopted by the Ontario Securities Commission and the Autorité des marchés financiers (Québec).

The Corporation has determined that there is a liquid market in the Shares because:

  (a)
  there is a published market for the Shares, namely the TSX and the NYSE;

  (b)
  during the 12-month period before April 21, 2015 (the date the Corporation announced its intention to commence the Offer):

  (i)
  the number of issued and outstanding Shares was at all times at least 5,000,000, excluding Shares beneficially owned, directly or indirectly, or over which control or direction was exercised, by related parties and Shares that were not freely tradeable;

  (ii)
  the aggregate trading volume of the Shares on the TSX, being the published market on which the Shares are principally traded, was at least 1,000,000 Shares;

  (iii)
  there were at least 1,000 trades in Shares on the TSX; and

  (iv)
  the aggregate trading value based on the price of the trades referred to in clause (iii) was at least C$15,000,000; and

  (c)
  the market value of the Shares on the TSX, as determined in accordance with applicable rules, was at least C$75,000,000 for March 2015, being the calendar month preceding the calendar month in which the Offer was publicly announced.

The Board of Directors also believes that it is reasonable to conclude that, following completion of the Offer, there will be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

In making their determination, the Board of Directors considered many factors, including without limitation:

  (a)
  the extent by which the trading volume, number of trades and aggregate trading value during the 12 month period preceding the Offer, the size of the public float and the market value of the Shares, exceeds the minimum objective liquid market requirements pursuant to MI 61-101; and

  (b)
  the number of Shares to be acquired in relation to the public float, the trading volumes of and the number of trades in the Shares on the TSX, the value of trades on the TSX and the market value of the Shares, in the 12 months preceding the Offer.

Accordingly, the Corporation is exempted from the valuation requirements of the securities regulatory authorities in Canada applicable to issuer bids generally in connection with the Offer. Despite the fact that the Board of Directors is of the view that both as of the date hereof and following the taking up of Shares pursuant to the Offer, there is and will continue to be a liquid market for the Shares and that there is no legal requirement to obtain a liquidity opinion, the Corporation has, on a voluntary basis, obtained such a liquidity opinion. Scotia Capital Inc. has provided an opinion to the Board of Directors to the effect that, based on and subject to the assumptions and limitations stated in its liquidity opinion, there is a liquid market for the Shares as of April 24, 2015 and that it is reasonable to conclude that, on completion of the Offer in accordance with its terms, there will be a market for Shareholders who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. Scotia Capital Inc. has been engaged to act as a Dealer Manager in connection with the Offer and will receive fees for such services. See "Issuer Bid Circular — Fees and Expenses". In addition, an affiliate of Scotia Capital Inc. is a lender to the Corporation under the Credit Facility and is anticipated to be a lender to the Corporation under the Term Loan. See "Issuer Bid Circular — Source of Funds". Scotia Capital Inc. acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Corporation, including the Shares, or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Scotia Capital Inc. conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to the Corporation. Accordingly, Scotia Capital Inc. is not independent of the Corporation in connection with the Offer for purposes of MI 61-101. A copy of the liquidity opinion of Scotia Capital Inc. is attached hereto as Schedule A. This summary of the opinion of Scotia Capital Inc. is qualified in its entirety by reference thereto.

Additional Securities Law Considerations

Celestica is a reporting issuer (or the equivalent thereof) in each of the provinces and territories of Canada, and the Shares are listed on the TSX. Celestica believes that the purchase of Shares pursuant to the Offer will not result in: (i) Celestica ceasing to be a reporting issuer in any jurisdiction in Canada, or (ii) the Shares being delisted from the TSX.

The Shares are also registered under Section 12(b) of the Exchange Act and are traded on the NYSE. Celestica believes that the purchase of Shares pursuant to the Offer will not result in: (i) the Shares becoming eligible for deregistration under Section 12(b) of the Exchange Act, or (ii) the Shares being delisted from the NYSE.

The Shares are currently "margin securities" under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Celestica believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board's margin regulations.

4.     Withdrawal Rights

The withdrawal rights of Shareholders are described under "Offer to Purchase — Withdrawal Rights" and are incorporated into and form part of this Circular.

5.     Price Range and Trading Volume of the Shares

The outstanding Shares are listed on the TSX under the trading symbol 'CLS'. The following table sets forth the price range, calculated using intraday high and low prices, and trading volume of the Shares as reported by the TSX, being the market on which the Shares are principally traded, for the two-year period preceding the date hereof:

Month	High Price (C$)	Low Price (C$)	Volume
2013
Second Quarter
April	8.73	7.82	6,200,075
May	9.74	8.39	8,605,881
June	10.17	9.39	6,503,103
Third Quarter
July	10.94	9.18	12,804,303
August	11.72	10.68	10,680,561
September	11.77	11.13	8,538,969
Fourth Quarter
October	11.91	10.64	12,394,244
November	11.56	9.92	13,091,151
December	11.18	10.42	6,918,541
2014
First Quarter
January	11.55	10.86	8,642,894
February	10.99	10.04	6,700,819
March	12.12	10.70	7,607,028
Second Quarter
April	12.45	11.45	7,489,103
May	12.91	12.04	5,291,060
June	14.00	12.52	9,899,932
Third Quarter
July	13.76	11.61	5,544,478
August	12.11	11.06	5,482,969
September	12.09	11.08	5,298,938
Fourth Quarter
October	12.54	10.42	7,562,507
November	12.78	12.08	5,168,389
December	13.87	11.86	12,383,755
2015
First Quarter
January	14.29	13.37	9,024,224
February	15.34	13.86	6,561,954
March	15.05	13.51	4,370,772
Second Quarter
April (1 – 20)	14.86	13.71	3,588,655

The outstanding Shares are also listed on the NYSE under the trading symbol 'CLS'. The following table sets forth the price range, calculated using intraday high and low prices, and trading volume of the Shares as reported by the NYSE for the two-year period preceding the date hereof:

Month	High Price (US$)	Low Price (US$)	Volume
2013
Second Quarter
April	8.67	7.60	1,456,362
May	9.44	8.34	1,315,881
June	9.98	8.90	1,433,691
Third Quarter
July	10.63	8.84	1,604,462
August	11.30	10.19	1,968,554
September	11.38	10.70	1,855,347
Fourth Quarter
October	11.49	10.36	2,269,716
November	11.09	9.49	1,648,767
December	10.51	9.79	1,358,905
2014
First Quarter
January	10.66	9.76	1,216,985
February	9.88	9.06	1,623,562
March	10.96	9.64	1,702,459
Second Quarter
April	11.28	10.42	1,689,727
May	11.90	11.04	1,356,793
June	13.00	11.47	2,150,856
Third Quarter
July	12.99	10.67	2,177,438
August	11.07	10.10	1,634,733
September	11.12	10.00	1,199,875
Fourth Quarter
October	11.11	9.20	1,525,589
November	11.27	10.69	1,126,714
December	11.92	10.44	1,954,529
2015
First Quarter
January	11.93	10.67	2,867,634
February	12.17	11.07	2,831,857
March	12.02	10.87	1,268,239
Second Quarter
April (1 – 20)	11.90	10.88	586,639

On April 24, 2015, the last full trading day prior to the date of the commencement of the Offer, the closing price of the Shares was C$14.86 per Share on the TSX and US$12.20 per Share on the NYSE. The lower end of the price range for the Offer is below the closing market price per Share on the NYSE on the last full trading day prior to the commencement of the Offer. Shareholders are urged to obtain current market quotations for the Shares.

6.     Dividend Policy

Celestica has not paid any dividends since its inception. Any decision to pay dividends in the future will be made by the Board of Directors and will depend on, among other things, the Corporation's financial condition, current and anticipated cash needs, and operational requirements.

7.     Previous Purchases and Sales

Except for the purchase of Shares pursuant to its NCIBs described below, and excluding securities purchased or sold pursuant to the exercise of employee stock options or in connection with the settlement or redemption of other security-based compensation arrangements, no securities of the Corporation have been purchased or sold by the Corporation during the 12 months preceding the date of the Offer.

In August 2014, Celestica completed an NCIB launched in August 2013, which allowed the Corporation to repurchase, at its discretion, up to approximately 9.8 million Shares in the open market, or as otherwise permitted. During the 12 months preceding April 27, 2015, the Corporation purchased 4.3 million Shares at a volume-weighted average price of US$11.01 per Share under this NCIB.

In September 2014, Celestica commenced the 2014 NCIB, which allows the Corporation to repurchase, at its discretion, until the earlier of September 10, 2015 or the completion of purchases thereunder, up to approximately 10.3 million Shares in the open market or as otherwise permitted. During the 12 months preceding April 27, 2015, the Corporation purchased 9.0 million Shares at a volume-weighted average price of US$11.16 per Share under the 2014 NCIB. Celestica does not intend to purchase any further Shares for cancellation under the 2014 NCIB, but does intend to continue to purchase Shares in the open market through a trustee to satisfy the delivery of Shares under the Corporation's equity-based compensation plans following at least 10 business days after the Expiration Time or date of termination of the Offer.

Neither the Corporation, or to the knowledge of the Corporation, after reasonable inquiry, any of its directors, executive officers, associates, subsidiaries or controlling persons, or any directors or executive officers of the Corporation's controlling persons (collectively, the "Reporting Insiders"), have effected any transactions involving Shares during the 60 days prior to April 27, 2015, except as described below in this Section 7 and Section 8, "Previous Distributions" below:

2014 NCIB

Celestica made the following purchases of Shares under the 2014 NCIB at the average prices per Share per day indicated in the table below during the 60 days prior to April 27, 2015.

	Number of Shares Purchased/Average Purchase Price Per Day
Date of Purchase	From TSX (C$)		From NYSE (US$)	From Other Canadian Market (C$)	From Other U.S. Market (US$)
March 2, 2015	49,700/$	14.9647	$—	$—	$—
March 3, 2015	49,600/$	14.8391	$—	$—	$—
March 4, 2015	49,700/$	14.6327	$—	$—	$—
March 5, 2015	50,000/$	14.7494	$—	$—	$—
March 6, 2015	49,900/$	14.6019	$—	$—	$—
March 9, 2015	50,000/$	14.5810	$—	$—	$—
March 10, 2015	50,000/$	14.4993	$—	$—	$—
March 11, 2015	49,600/$	14.7530	$—	$—	$—
March 12, 2015	49,500/$	14.9588	$—	$—	$—
March 13, 2015	50,000/$	14.8710	$—	$—	$—

Directors' Share Unit Plan

Under Celestica's Directors' Share Unit Plan, directors who receive annual retainers receive half of their annual retainer and meeting fees (or all of such retainer and fees, subject to their election or deemed election) in deferred share units ("DSUs"). Subject to the terms of the governing plan, each DSU represents the right to receive one Share or an equivalent value in cash (at the discretion of the Corporation) when the director both (a) ceases to be a director of the Corporation and (b) is not an employee of the Corporation or a director or employee of any corporation that does not deal at arm's length with the Corporation. Directors who receive annual retainers also receive annual grants of DSUs, credited on a quarterly basis (equal in value to $120,000, except for the Chair of the Board of Directors, who receives $180,000 in value). In addition, eligible directors receive an initial grant of DSUs when they are appointed to the Board of Directors (equal to the value of the annual DSU grant, multiplied by 150%, and divided by the closing price of Shares on the NYSE on the last business day of the fiscal quarter immediately preceding the date of appointment). The table below indicates the number of DSUs granted by Celestica to each of the directors listed below pursuant to Celestica's Directors' Share Unit Plan during the 60 days prior to April 27, 2015 and the closing price on the NYSE on the last business day of the applicable quarter.

Date of Grant	Name of Director	Number of DSUs	Share Price (US$)
March 31, 2015	William A. Etherington	7,876	11.11
March 31, 2015	Daniel P. DiMaggio	3,994	11.11
March 31, 2015	Laurette T. Koellner	4,331	11.11
March 31, 2015	Joseph M. Natale	5,513	11.11
March 31, 2015	Carol S. Perry	5,288	11.11
March 31, 2015	Eamon J. Ryan	5,738	11.11
March 31, 2015	Michael M. Wilson	5,850	11.11

Mr. Schwartz is an officer of Onex, and does not receive any DSUs in his capacity as a director of the Corporation. However, Onex receives compensation in an annual amount equal to $200,000, payable in DSUs in equal quarterly installments in arrears, for providing the services of Mr. Schwartz as a director pursuant to a services agreement between the Corporation and Onex entered into on January 1, 2009. The initial term of the services agreement was one year and the agreement automatically renews for successive one-year terms unless either the Corporation or Onex provide notice of intent not to renew. The services agreement terminates automatically and the rights of Onex to receive compensation (other than accrued and unpaid compensation) will terminate (a) 30 days after the first day on which Onex ceases to hold at least one Multiple Voting Share of Celestica or any successor company or (b) the date Mr. Schwartz ceases to be a director of Celestica, for any reason. Under the services agreement, Onex received 4,500 DSUs at a Share price of US$11.11 during the 60 days prior to April 27, 2015.

10b5-1 Plan

As previously disclosed, Celestica's President and Chief Executive Officer entered into a customary 10b5-1 sales plan (the "10b5-1 Plan") on October 24, 2014. The following sales were made in the last 60 days on behalf of Celestica's President and Chief Executive Officer under the 10b5-1 Plan:

Date of Sale	Number of Shares Sold	Share Price (US$)
March 2, 2015	22,916	11.92
April 1, 2015	22,916	10.97

8.     Previous Distributions

Except as described below, Shares have not been distributed during the five years preceding the date of the Offer.

LTIP

Under Celestica's Long-Term Incentive Plan (the "LTIP"), the Board of Directors may in its discretion from time to time grant stock options, share units (in the form of restricted share units ("RSUs") and performance share units ("PSUs"), and stock appreciation rights to employees and consultants of the Corporation and affiliated entities. Up to 29,000,000 Shares may be issued from treasury pursuant to the LTIP. The LTIP limits the number of Shares that may be (a) reserved for issuance to insiders (as defined under TSX rules for this purpose), and (b) issued within a one-year period to insiders pursuant to stock options, rights or share units granted pursuant to the LTIP, together with Shares reserved for issuance under any other employee-related plan of the Corporation or stock options for services granted by the Corporation, in each case to 10% of the aggregate issued and outstanding Shares and Multiple Voting Shares. The LTIP also limits the number of Shares that may be reserved for issuance to any one participant pursuant to stock options, stock appreciation rights or share units granted pursuant to the LTIP, together with Shares reserved for issuance under any other employee-related equity plan of the Corporation or stock options for services granted by the Corporation, to 5% of the aggregate issued and outstanding Shares and Multiple Voting Shares. The aggregate number of options, rights and share units that may be granted under the LTIP in any given year is limited such that the aggregate of the Shares issuable upon option exercise, the number of rights granted and the number of share units cannot exceed 1.2% of the average aggregate number of Shares and Multiple Voting Shares outstanding during that period.

The exercise price for stock options issued under the LTIP is the closing price for the Shares on the last trading day prior to the grant date. The TSX closing price is used for Canadian employees and the NYSE closing price is used for all other employees. The LTIP also provides that, unless otherwise determined by the Board of Directors, stock options will terminate within specified time periods following the termination of employment of an eligible participant with the Corporation or affiliated entities. The exercise of stock options may be subject to vesting conditions, including specific time schedules for vesting and performance-based conditions such as share price and financial results. The grant of stock options to, or exercise of stock options by, an eligible participant may also be subject to certain share ownership requirements. Stock options granted by the Corporation generally vest at a rate of 25% annually on each of the first four anniversaries of the date of grant and expire after a ten-year term. The table below indicates the number of Shares issued by the Corporation during the periods indicated upon the exercise of stock options pursuant to its LTIP, the weighted average price per Share and the aggregate gross proceeds received by the Corporation:

Period	Number of Shares Issued	Average Price per Share (US$)	Aggregate Proceeds Received by Celestica (US$)
2010	767,012	5.99	4,595,969.39
2011	1,919,512	6.14	11,793,834.96
2012	1,230,697	6.17	7,589,574.80
2013	1,190,311	6.04	7,188,255.17
2014	1,116,846	6.97	7,781,095.82
2015 (to April 24)	276,727	7.34	2,032,469.54

No stock options were granted to the Reporting Insiders under the LTIP during the 60 days prior to April 27, 2015. During the 60 days prior to April 27, 2015, no Shares were issued to Reporting Insiders by the Corporation upon the exercise of stock options pursuant to its LTIP.

Under the LTIP, eligible participants may also be allocated share units in the form of RSUs, which represent the right to receive an equivalent number of Shares at a specified release date, and in the form of PSUs which represent the right to receive a number of Shares based on the degree of achievement of pre-determined performance criteria expressed as a percentage which can exceed 100 per cent. RSUs vest over time (generally in instalments of approximately one-third per year, over three years), and PSUs vest at the end of a three-year performance period in the event that pre-determined performance criteria have been achieved. The number of Shares that may be issued to any one person pursuant to the share unit program of the LTIP shall not exceed 1% of the aggregate issued and outstanding Shares and Multiple Voting Shares. The number of Shares that may be issued under share units in the event of termination of employment without cause, death or long-term disability is subject to pro-ration, unless otherwise determined by the Corporation. In the event a holder of PSUs retires, unless otherwise determined by the Corporation, the pro-rated vesting of such PSUs shall be determined based on the actual performance achieved during the period specified for the grant by the Corporation. The Corporation may (at the time of grant) authorize the grantee to elect to settle RSUs and PSUs in either cash or

Shares (absent such permitted election, grants will be settled in Shares). The table below indicates the number of Shares issued by the Corporation during the periods indicated in respect of RSUs and PSUs settled for equity pursuant to its LTIP, the weighted average price per Share and the aggregate gross proceeds received by the Corporation:

Period	Number of Shares Issued	Average Price per Share (US$)	Aggregate Proceeds Received by Celestica (US$)
2010	815	10.91	—
2011	312,922	11.16	—
2012	804,642	8.48	—
2013	1,010,502	8.44	—
2014	1,064,555	10.02	—
2015 (to April 24)	406,896	11.02	—

No RSUs or PSUs were granted to the Reporting Insiders during the 60 days prior to April 27, 2015. During the 60 days prior to April 27, 2015, no RSUs or PSUs held by Reporting Insiders vested pursuant to the LTIP.

CSUP

Celestica's Share Unit Plan (the "CSUP") also provides for the issuance of RSUs and PSUs in the same manner as provided in the LTIP, except that the Corporation may not issue Shares from treasury to satisfy its obligations under the CSUP, there is no limit on the number of share units that may be issued as RSUs and PSUs under the terms of the CSUP, and the Corporation may, at its option, settle RSUs and PSUs in either cash or Shares. The share units may be subject to vesting requirements, including any time-based conditions established by the Board of Directors at its discretion. The vesting of PSUs also requires the achievement of specified performance-based conditions as determined by the Compensation Committee.

No RSUs or PSUs were granted to the Reporting Insiders during the 60 days prior to April 27, 2015. During the 60 days prior to April 27, 2015, no RSUs or PSUs held by Reporting Insiders vested pursuant to the CSUP.

Acquired Plans

The Corporation assumed option plans in connection with its acquisitions of International Manufacturing Services Inc. (the "IMS Plans") and Manufacturers' Services Limited (the "MSL Plans") under which eligible employees and directors could be granted options to purchase Shares and other specified awards. The table below indicates the number of Shares issued by the Corporation during the periods indicated upon the exercise of stock options granted pursuant to the IMS Plans and MSL Plans, the average price per Share and the aggregate proceeds received by the Corporation:

Period	Number of Shares Issued	Average Price per Share (US$)	Aggregate Proceeds Received by Celestica (US$)
2010	—	—	—
2011	9,000	10.12	91,087.50
2012	—	—	—
2013	—	—	—
2014	—	—	—
2015 (to April 24)	—	—	—

The Corporation ceased granting awards under the IMS Plans in 2001 and ceased granting awards under the MSL Plans in 2005, and there are currently no (nor have there been in the 60 days prior to April 27, 2015), options or other equity awards outstanding under either the IMS Plans or the MSL Plans.

9.     Ownership of Securities of the Corporation

The following table indicates, as at April 24, 2015, the number of securities of the Corporation beneficially owned(1), directly or indirectly, or over which control or direction is exercised, by each director and officer of the Corporation, each person controlling the Corporation, and, to the knowledge of the Corporation, after reasonable inquiry, each officer and director of a person controlling the Corporation, each associate and majority-owned subsidiary of any of the foregoing, if any, any other associate and affiliate of the Corporation, any other beneficial owner of a 10% or more equity interest of any class of securities of the Corporation, and any other person or company acting jointly or in concert with the Corporation, if any (collectively, the "Disclosable Persons"), as well as the percentage of outstanding Shares so owned. Unless otherwise noted, the address of each of the directors and officers of Celestica named below is: 844 Don Mills Road Toronto, Ontario, Canada M3C 1V7. The address of each of the directors and officers of Onex named below, Onex, and Gerald W. Schwartz is: c/o Onex Corporation, 161 Bay Street, P.O. Box 700, Toronto, Ontario, Canada M5J 2S1. The Corporation's subsidiaries do not beneficially own any of the Corporation's equity securities.

Name	Relationship with Celestica	# of Shares Owned	# of Multiple Voting Shares Owned	# of Options Beneficially Owned(1)	Total # of Shares Beneficially Owned(1)	% of Outstanding Shares Beneficially Owned(1)
William A. Etherington	Chairman of the Board and Director, and Director of Onex, a 10% or more holder	10,000	—	—	10,000	0.006%
Craig H. Muhlhauser	Director, President and Chief Executive Officer	554,758	—	1,611,929	2,166,687	1.266%
Daniel P. DiMaggio	Director	—	—	—	—	—
Laurette T. Koellner	Director	—	—	—	—	—
Joseph M. Natale	Director	—	—	—	—	—
Carol S. Perry	Director	—	—	—	—	—
Eamon J. Ryan	Director	—	—	—	—	—
Michael M. Wilson	Director	—	—	—	—	—
Gerald W. Schwartz(2)	Director, and Director and Officer of 10% or more holder	651,064	18,946,368	—	19,597,432	11.452%
Darren G. Myers	Executive Vice President, Chief Financial Officer	75,630	—	91,872	167,502	0.098%
Elizabeth L. DelBianco	Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary	85,136	—	61,511	146,647	0.086%
Glen D. McIntosh	Executive Vice President, Global Operations and Supply Chain Management	113,232	—	—	113,232	0.066%
Michael L. Andrade	Executive Vice President, Diversified Markets	106,073	—	156,007	262,080	0.153%
Michael P. McCaughey	Executive Vice President, Communications, Enterprise & Managed Services	62,413	—	15,000	77,413	0.045%
Arpad Hevizi	Senior Vice President and Chief Information Officer	—	—	—	—	—
Onex Corporation(3)	10% or more holder	530,407	18,946,368	—	19,476,775	11.382%
Daniel C. Casey	Director of Onex	—	—	—	—	—
Peter C. Godsoe	Director of Onex	—	—	—	—	—
Serge Gouin	Director of Onex	40,000	—	—	40,000	0.023%
Ewout R. Heersink(4)	Director and officer of Onex	41,103	125,734	—	166,837	0.097%
Arianna Huffington	Director of Onex	—	—	—	—	—
John B. McCoy	Director of Onex	—	—	—	—	—
J. Robert S. Prichard	Director of Onex	—	—	—	—	—
Heather M. Reisman	Director of Onex	—	—	—	—	—
Arni C. Thorsteinson	Director of Onex	—	—	—	—	—
David Copeland	Officer of Onex	—	—	—	—	—
Andrea E. Daly	Officer of Onex	—	—	—	—	—
Christine M. Donaldson	Officer of Onex	—	—	—	—	—
Timothy A. R. Duncanson	Officer of Onex	4,055	—	—	4,055	0.002%
Konstantin Gilis	Officer of Onex	—	—	—	—	—
Christopher A. Govan	Officer of Onex	—	—	—	—	—
Joshua Hausman	Officer of Onex	—	—	—	—	—
David Hirsch	Officer of Onex	—	—	—	—	—

Name	Relationship with Celestica	# of Shares Owned	# of Multiple Voting Shares Owned	# of Options Beneficially Owned(1)	Total # of Shares Beneficially Owned(1)	% of Outstanding Shares Beneficially Owned(1)
Robert M. LeBlanc	Officer of Onex	—	—	—	—	—
Donald W. Lewtas(5)	Officer of Onex	9,467	39,292	—	48,759	0.028%
David J. Mansell	Officer of Onex	—	—	—	—	—
Seth M. Mersky	Officer of Onex	—	—	—	—	—
Tony Morgan	Officer of Onex	—	—	—	—	—
Anthony Munk(6)	Officer of Onex	185,640	—	—	185,640	0.108%
Tawfiq Popatia	Officer of Onex	—	—	—	—	—
Matthew Ross	Officer of Onex	—	—	—	—	—
Manish Srivastava	Officer of Onex	—	—	—	—	—
Emma Thompson	Officer of Onex	—	—	—	—	—
Nigel Wright	Officer of Onex	—	—	—	—	—
Mackenzie Financial Corporation(7)	10% or more holder	18,772,767	—	—	18,772,767	10.970%
Letko, Brosseau & Associates Inc.(8)	10% or more holder	18,882,928	—	—	18,882,928	11.035%

Notes:

(1)
For purposes of this table, beneficial ownership means sole or shared power to vote or direct the voting of a security, or sole or shared investment power with respect to a security (i.e., the power to dispose, or direct a disposition, of a security). A person is deemed at any date to have beneficial ownership of any security that such person has a right to acquire within 60 days of such date (which for purposes of this table consists of options that are either currently vested, or will become vested in the next 60 days, and Multiple Voting Shares, which are convertible at the option of the holder on a one-for-one basis at any time). In addition, certain Shares subject to stock options granted pursuant to management investment plans of Onex are included as owned beneficially by named individuals, even though the exercise of these stock options is subject to Onex meeting certain financial targets. More than one person may be deemed to have beneficial ownership of the same securities.

(2)
The number of Shares beneficially owned, or controlled or directed, directly or indirectly, by Mr. Schwartz includes 120,657 Shares owned by a company controlled by Mr. Schwartz and all of the 18,946,368 Multiple Voting Shares and 530,407 Shares beneficially owned, or controlled or directed, directly or indirectly, by Onex, of which 688,807 Multiple Voting Shares are subject to options granted to Mr. Schwartz pursuant to certain management investment plans of Onex (each Multiple Voting Share will, upon exercise of such options, be automatically converted into a Share) and of which 104,235 Shares are held in trust for Celestica Employee Nominee Corporation as agent for and on behalf of employees of Celestica pursuant to Celestica's employee share purchase plan. Mr. Schwartz is a director of the Corporation and the Chairman of the Board and Chief Executive Officer of Onex, and owns Multiple Voting Shares of Onex carrying the right to elect a majority of the Onex board of directors. Accordingly, under applicable securities laws, Mr. Schwartz is deemed to be the beneficial owner of the Celestica shares beneficially owned by Onex; Mr. Schwartz has advised the Corporation, however, that he disclaims any rights of such beneficial ownership of the Celestica shares held by Onex, including the shares held in trust for Celestica Employee Nominee Corporation.

(3)
Includes 945,010 Multiple Voting Shares held by a wholly-owned subsidiary of Onex, 104,235 Shares held in trust for Celestica Employee Nominee Corporation as agent for and on behalf of employees of Celestica pursuant to Celestica's employee share purchase plan, and 102,597 Shares directly or indirectly held by certain officers of Onex, which Onex or such other person has the right to vote.

(4)
Mr. Heersink holds 41,103 Shares directly through a personal holding company, and "MIP options" to acquire 125,734 Shares (or the economics associated therewith). The "MIP options" are synthetic options on the corresponding number of Multiple Voting Shares held by Onex, so that if Mr. Heersink elected to exercise the "MIP options", Onex could elect to convert the required number of Multiple Voting Shares into Shares and transfer such Shares to Mr. Heersink, or Onex could elect to settle the "MIP options" with cash.

(5)
Mr. Lewtas holds 9,467 Shares through a personal holding company.

(6)
Mr. Munk holds 37,122 Shares through a personal holding company.

(7)
Mackenzie Financial Corporation ("Mackenzie") is the beneficial owner of 18,772,767 Shares and has sole voting power and sole dispositive power over these Shares. The address of Mackenzie is: 180 Queen Street West, Toronto, Ontario, Canada M5V 3K1, and the number of Shares reported as owned by it in this table and the information in this footnote is based on the Schedule 13G/A filed by it with the SEC on February 12, 2015.

(8)
Managed accounts of Letko, Brosseau & Associates Inc. ("Letko") hold 18,882,928 Shares and Letko has exclusive power to exercise investment control or direction over these Shares. The address of Letko is: 1800 McGill College Av., Suite 2510, Montréal, Québec, Canada H3A 3J6. The number of Shares reported as owned by Letko in this table and the information in this footnote is based on the alternative monthly report filed by Letko on SEDAR on April 7, 2015.

10.   Acceptance of Offer and Arrangements with Shareholders

To the knowledge of the Corporation, after reasonable inquiry, no Disclosable Person intends to tender Shares pursuant to the Offer.

11.   Agreements, Commitments and Understandings

Except for (i) the purchase of Shares pursuant to the 2014 NCIB and securities issued, purchased or sold pursuant to the exercise of employee stock options or in connection with the Corporation's security-based compensation arrangements; (ii) the 10b5-1 Plan; (iii) arrangements under the employment agreements described below; and (iv) as otherwise described in the Offer to Purchase and this Issuer Bid Circular, the Corporation has no commitments to purchase Shares and, to the Corporation's knowledge, after reasonable inquiry, no Disclosable Person is a party to any agreement, arrangement, commitment or understanding with respect to securities of the Corporation and there are no agreements, commitments or understandings made or proposed to be made between the Corporation and a holder of any securities of the Corporation in relation to the Offer.

The employment agreements of each of the Company's Chief Executive Officer and the Company's EVP, Chief Legal and Administrative Officer provide that each of them is entitled to certain benefits with respect to their equity grants if, during a change in control period at the Corporation, they are terminated without cause or resign for good reason as defined in their agreements (a "double trigger" provision). A change in control period is defined in their agreements as the period (a) commencing on the date the Corporation enters into a binding agreement for a change in control, an intention is announced by the Corporation to effect a change in control or the Board adopts a resolution that a change in control has occurred, and (b) ending three years after the completion of the change in control or, if a change in control is not completed, one year following the commencement of the period. Upon a change of control (a) the stock options granted to each of them vest immediately, (b) the unvested PSUs granted to each of them vest immediately at target level performance unless the terms of a PSU grant provide otherwise, or on such other more favourable terms as the Board in its discretion may provide, and (c) the RSUs granted to each of them shall vest immediately. Outside a change in control period, upon resignation for good reason as defined in their agreements, stock options that would have otherwise vested and become exercisable during the 12-week period following the date of termination shall vest and become exercisable in accordance with the terms of the plan. All remaining unvested stock options are cancelled. All RSUs shall vest immediately on a pro rata basis based on the ratio of (i) the number of full years of employment completed between the date of grant and the termination of employment, to (ii) the number of years between the date of grant and the vesting date. PSUs vest based on actual performance and on a pro rata basis based on the ratio of (i) the number of full years of employment completed between the date of grant and the termination of employment, to (ii) the number of years between the date of grant and the vesting date. Because the foregoing executives are currently eligible for retirement treatment under the LTIP or CSUP, in the event of retirement, or a termination without cause, (a) stock options continue to vest and are exercisable until the earlier of three years following retirement or termination and the original expiry date, (b) RSUs will continue to vest on their vesting date, and (c) PSUs vest based on actual performance on a pro rata basis based on the number of days between the date of grant and the date of retirement or termination.

12.   Benefits from the Offer

Except as described or referred to herein, no Disclosable Person will receive any direct or indirect benefit from accepting or refusing to accept the Offer.

13.   Material Changes in the Affairs of the Corporation

Except as described or referred to herein, the Corporation does not have any plans or proposals for material changes in the affairs of the Corporation, and there have not been any material changes that have occurred, other than as have been publicly disclosed.

14.   Bona Fide Offers

No bona fide prior offer that relates to the Shares or is otherwise relevant to the Offer has been received by the Corporation during the 24 months preceding April 21, 2015 (the date the Offer was announced).

15.   Prior Valuations

To the knowledge of the directors and officers of the Corporation, after reasonable inquiry, no "prior valuation" (as defined in MI 61-101) in respect of the Corporation has been made in the 24 months before the date hereof.

16.   Accounting Treatment of the Offer

The accounting for the Corporation's purchase of the Shares in the Offer will result in a reduction in the Corporation's share capital by an amount equal to the number of Shares purchased pursuant to the Offer multiplied by the average book value per Share. The difference between the aggregate purchase price of the Shares and the aggregate average book value of the Shares purchased will be charged to contributed surplus. In addition, all costs related to the Offer will be charged to share capital. In the event the Offer is terminated, all costs related to the Offer will be charged to earnings.

17.   Income Tax Consequences

Certain Canadian Federal Income Tax Considerations

Celestica has been advised by Blake, Cassels & Graydon that the following summary describes certain of the principal Canadian federal income tax considerations pursuant to the Tax Act generally applicable, as at the date hereof, to a sale of Shares pursuant to the Offer.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary assumes that the Proposed Amendments will be enacted in the form currently proposed. No assurances can be given that the Proposed Amendments will be enacted as currently proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary is not exhaustive of all Canadian federal income tax considerations.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Shareholder and no representations with respect to Canadian federal income tax consequences to any particular Shareholder are made. Accordingly, Shareholders are urged to consult their own tax advisors with respect to their particular circumstances.

This summary assumes that at all relevant times the Shares will be listed on a "designated stock exchange" as defined in the Tax Act (which currently includes the TSX and the NYSE).

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Shares must be expressed in Canadian dollars, including adjusted cost base and proceeds of disposition. Any amount denominated in another currency must be converted into Canadian dollars using exchange rates as determined in accordance with the Tax Act.

Residents of Canada

This portion of the summary is applicable to a Shareholder who, at all relevant times for the purposes of the Tax Act (i) is or is deemed to be a resident of Canada, (ii) deals at arm's length with Celestica and is not affiliated with Celestica, (iii) is not exempt from tax under Part I of the Tax Act, and (iv) holds its Shares as capital property (a "Resident Shareholder"). Generally, Shares will be considered to be capital property to a Resident Shareholder provided that the Resident Shareholder does not hold the Shares in the course of carrying on a business and has not acquired the Shares in one or more transactions considered to be an adventure or concern in the nature of trade. A Resident Shareholder whose Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election under subsection 39(4) of the Tax Act to have the Shares and every other "Canadian security", as defined in the Tax Act, owned by such Resident Shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Resident Shareholders are advised to consult their own tax advisors to determine if this election is appropriate in their particular circumstances.

This portion of the summary is not applicable to a Resident Shareholder: (i) that is a "financial institution" for the purposes of the "mark-to-market" rules, (ii) that is a "specified financial institution", (iii) an interest in which is a "tax shelter investment", or (iv) that reports its "Canadian tax results" in a currency other than Canadian dollars, as each of those terms is defined in the Tax Act. This summary is also not applicable to a Shareholder that acquired Shares pursuant to the exercise of an employee stock option and who sells such Shares pursuant to the Offer. Such Shareholders should consult their own tax advisors regarding their particular circumstances.

A Resident Shareholder who sells a Share to Celestica pursuant to the Offer will not be deemed to have received a taxable dividend as a result of the sale provided that the paid-up capital of such Share for purposes of the Tax Act at the time of sale exceeds the amount paid by Celestica for such Share pursuant to the Offer. Counsel has been advised by Celestica that the paid-up capital of each Share for purposes of the Tax Act currently exceeds the maximum amount payable for such Share pursuant to the Offer (based on the Canadian-U.S. dollar exchange rate on the date hereof). Celestica has also advised counsel that it expects that the paid-up capital of each Share for purposes of the Tax Act will exceed the maximum amount payable for such Share at the time the Shares are sold pursuant to the Offer. Accordingly, this summary assumes that no dividend will be deemed to be received by a Resident Shareholder on the sale of a Share to Celestica pursuant to the Offer.

The amount paid by Celestica for a Share disposed of by a Resident Shareholder under the Offer will be treated as proceeds of disposition of the Share. A Resident Shareholder will realize a capital gain (or capital loss) on the disposition of the Share equal to the amount by which the Resident Shareholder's proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Share.

Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of any capital gain (a "taxable capital gain") realized by it in that year. A Resident Shareholder must generally deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Shareholder in that year, and any excess may generally be applied to reduce taxable capital gains realized by the Resident Shareholder in the three preceding taxation years or in any subsequent taxation year to the extent and under the circumstances specified in the Tax Act.

The amount of a capital loss realized on the disposition of a Share by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of dividends received or deemed to be received on the Shares. Similar rules may apply where Shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

A Resident Shareholder who is an individual (other than a trust) and has realized a capital loss on the sale of Shares pursuant to the Offer could have all or a portion of that loss denied under the "superficial loss" rules set out in the Tax Act. In general, these rules apply where such Resident Shareholder or a person affiliated with such Resident Shareholder has acquired Shares in the period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer, and such acquired Shares are owned by such Resident Shareholder or by a person affiliated with such Resident Shareholder at the end of such period. Resident Shareholders who are individuals are urged to consult with their own tax advisors with respect to the application of the "superficial loss" rules having regard to their own circumstances.

A Resident Shareholder that is a corporation or trust and has realized a capital loss on the sale of Shares pursuant to the Offer could have all or a portion of that loss denied under the "stop-loss" rules set out in the Tax Act. In general, these rules apply where such Resident Shareholder or a person affiliated with such Resident Shareholder has acquired Shares in the period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer, and such acquired Shares are owned by such Resident Shareholder or by a person affiliated with such Resident Shareholder at the end of such period. Resident Shareholders that are corporations or trusts are urged to consult their own tax advisors with respect to the application of the "stop-loss" rules having regard to their own circumstances.

A Resident Shareholder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) throughout the year may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

A Resident Shareholder who is an individual, including a trust (other than certain specified trusts), who realizes a capital gain on the sale of Shares pursuant to the Offer may be subject to alternative minimum tax under the Tax Act. Such Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax rules in the Tax Act.

Non-Residents of Canada

This portion of the summary is applicable to a Shareholder who, at all relevant times for purposes of the Tax Act: (i) is not resident or deemed to be resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, its Shares in connection with carrying on a business in Canada, (iii) has not, either alone or in combination with persons with whom the Shareholder does not deal at arm's length and partnerships in which the Shareholder and any such non-arm's length persons hold a membership interest directly or indirectly through one or more partnerships, owned (or had an option to acquire) 25% or more of the issued shares of any class or series of the capital stock of Celestica at any time within a 60-month period preceding the sale of the Shares under the Offer, and whose Shares are not otherwise deemed to be taxable Canadian property, (iv) deals at arm's length with Celestica and is not affiliated with Celestica, and (v) is not an insurer that carries on an insurance business in Canada and elsewhere (a "Non-Resident Shareholder").

A Non-Resident Shareholder who sells a Share to Celestica pursuant to the Offer will not be deemed to have received a taxable dividend as a result of the sale provided that the paid-up capital of such Share for purposes of the Tax Act at the time of sale exceeds the amount paid by Celestica pursuant to the Offer. Counsel has been advised by Celestica that the paid-up capital of each Share for purposes of the Tax Act currently exceeds the maximum amount payable for such Share pursuant to the Offer (based on the Canadian-U.S. dollar exchange rate on the date hereof). Celestica has also advised counsel that it expects that the paid-up capital of each Share for purposes of the Tax Act will exceed the maximum amount payable for such Share at the time the Shares are sold pursuant to the Offer. Accordingly, this summary assumes that no dividend will be deemed to be received by a Non-Resident Shareholder on a sale of a Share to Celestica pursuant to the Offer.

A Non-Resident Shareholder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of a Share pursuant to the Offer.

Certain United States Federal Income Tax Considerations to United States Holders

Celestica has been advised by Kaye Scholer LLP that the following is a general summary of the principal United States federal income tax consequences generally applicable to a beneficial owner of Shares that is a United States Holder (as defined below) and that tenders and sells Shares to Celestica pursuant to the Offer. This summary is based on the current provisions of the Code, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences that are materially different from those discussed below.

The summary applies only to United States Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code and does not purport to address all aspects of United States federal income taxation that may be relevant to particular United States Holders in light of their particular circumstances. Specifically, the summary does not address the United States federal income tax consequences to certain types of United States Holders subject to special treatment under the Code (including, but not limited to, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding the Shares as part of a hedging, integrated or conversion transaction, constructive sale or "straddle," persons that hold Shares as part of a "wash sale", persons who acquired Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, United States expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies, holders whose functional currency is not the United States dollar, Non-United States Holders (as defined below), persons that own an interest in a partnership or other pass-through entity that holds Shares, and persons that have owned, or are deemed to have owned, 10% or more of the voting shares of Celestica at any time during the five-year period ending on the date on which Celestica acquires Shares pursuant to the Offer).

This summary does not address the U.S. federal income tax consequences of the conversion or exercise of Options. Holders of Options are urged to seek tax advice from their own tax advisors in this regard.

In addition, this summary does not discuss any aspect of United States state and local tax laws or non-United States tax laws that may be applicable to any Shareholder, or any United States federal tax considerations other than United States federal income tax considerations.

For purposes of this summary, a "United States Holder" is (i) an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A "Non-United States Holder" means any holder of Shares that is not a United States Holder.

The tax treatment of a partner in a partnership, or other entity treated as a partnership for United States federal income tax purposes, will generally depend on the status of the partner and the activities of the partnership. Partnerships tendering Shares and persons holding beneficial interests in Shares through a partnership are urged to consult their own tax advisors.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular United States Holder. United States Holders are urged to consult their own tax advisors as to the specific tax consequences of the Offer to them in light of their particular circumstances, including tax return reporting requirements, the applicability and effect of United States federal, state, local and any non-United States tax laws, and the effect of any proposed changes in applicable tax laws.

In General

A United States Holder's exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As discussed below, the United States federal income tax consequences to a United States Holder may vary depending upon the United States Holder's particular facts and circumstances. In particular, whether the exchange is properly treated as a sale or exchange or a distribution will depend on the facts applicable to a United States Holder's particular situation. Accordingly, United States Holders should consult their own tax advisors as to the United States federal income tax consequences to them of participating in the Offer.

Treatment as a Sale or Exchange

Under Section 302 of the Code, a transfer of Shares to Celestica by a United States Holder pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares only if the receipt of cash upon the sale (a) is "substantially disproportionate" with respect to the United States Holder, (b) results in a "complete redemption" of the United States Holder's interest in Celestica or (c) is "not essentially equivalent to a dividend" with respect to the United States Holder. These tests (the "Section 302 tests") are explained more fully below.

If any of the Section 302 tests is satisfied, a tendering United States Holder will recognize gain or loss equal to the difference between the amount realized (generally determined as described below and before any withholding tax) by the United States Holder pursuant to the Offer and the United States Holder's basis in the Shares sold pursuant to the Offer. Subject to the discussion of the passive foreign investment company ("PFIC") rules below, the gain or loss will be a capital gain or loss, which will be a long-term capital gain or loss if the Shares have been held for more than one year. Currently, the maximum long-term capital gain rate for non-corporate United States Holders, including individual United States Holders, is 20% plus a 3.8% Medicare tax on passive income derived by certain high-income individuals and trusts. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder holding more than one block of Shares (generally, those acquired at the same cost in a single transaction) can choose the basis and holding period of the stock redeemed by adequately identifying the tendered Shares. Absent such an identification, generally, the Shares earliest acquired by the United States Holder among such United States Holder's total ownership will be those considered tendered for purposes of determining such Holders basis and holding period. United States Holders holding more than one block of Shares are urged to consult their tax advisors regarding the process to adequately identify tendered Shares.

Treatment as a Distribution

If none of the Section 302 tests is satisfied, the full amount received by the United States Holder with respect to the purchase of Shares pursuant to the Offer generally will be treated as a distribution by Celestica in respect of such United States Holder's Shares. Subject to the discussion of the PFIC rules below, this distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder's share of Celestica's current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder's gross income as ordinary income. Assuming that Celestica is not a PFIC in the current or prior taxable year and subject to certain requirements, such dividends received by non-corporate United States Holders, including individual United States Holders, are generally taxable as "qualified dividend income" at a current maximum tax rate of 20% plus a 3.8% Medicare tax on passive income derived by certain high-income individuals and trusts. To the extent that the amount received by a United States Holder exceeds the United States Holder's share of Celestica's current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder's tax basis in its Shares and the United States Holder's tax basis in its Shares will be reduced (but not below zero) by such excess. Any remainder will be treated as capital gain from the sale of Shares. No current loss would be recognized. Celestica has not calculated its earnings and profits under United States federal income tax principles and cannot provide United States Holders with such information. Therefore, United States Holders should expect that any distribution by Celestica with respect to the Shares will generally be treated as a dividend.

If, with respect to a United States Holder, the tender and sale of Shares pursuant to the Offer is treated as a distribution by Celestica with respect to such United States Holder's Shares, such United States Holder's adjusted tax basis in its remaining Shares generally will be increased by such United States Holder's adjusted tax basis in the Shares tendered and sold pursuant to the Offer and will be decreased by any portion of such United States Holder's proceeds from the Offer that are treated as a tax-free return of capital. Any amount received by a corporate United States Holder that is treated as a dividend generally will not be eligible for the dividends received deduction. No assurance can be given that any of the Section 302 tests (discussed below) will be satisfied as to any particular United States Holder, and thus no assurance can be given that any particular United States Holder will not be treated as having received a dividend taxable as ordinary income.

Constructive Ownership of Shares

In determining whether any of the Section 302 tests is satisfied, a United States Holder must take into account not only Shares actually owned by the United States Holder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a United States Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the United States Holder has an interest or that have an interest in the United States Holder, as well as any Shares the United States Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

The Section 302 Tests

Generally, one of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution. United States Holders are urged to consult their tax advisors concerning the application of the Section 302 Tests to their particular circumstances.

  (a)
  "Substantially Disproportionate" Test — The receipt of cash by a United States Holder will have the effect of a "substantially disproportionate" distribution by Celestica with respect to the United States Holder if the percentage of (i) the outstanding voting shares of Celestica, and (ii) the fair market value of the outstanding Shares and Multiple Voting Shares of Celestica, actually and constructively owned by the United States Holder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than (iii) 80% of the percentage of the outstanding voting shares of Celestica, and (iv) 80% of the fair market value of the outstanding Shares and Multiple Voting Shares of Celestica, respectively, actually and constructively owned by the United States Holder immediately before the exchange (treating Shares purchased by Celestica pursuant to the Offer as outstanding).

  (b)
  "Complete Redemption" Test — The receipt of cash by a United States Holder will be treated as a complete redemption of a United States Holder's equity interest in Celestica if either (i) all of the Shares actually and constructively owned by the United States Holder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the United States Holder are sold pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of Celestica constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code.

  (c)
  "Not Essentially Equivalent to a Dividend" Test — The receipt of cash by a United States Holder will generally be treated as "not essentially equivalent to a dividend" if the United States Holder's sale of Shares pursuant to the Offer results in a meaningful reduction of the United States Holder's proportionate interest in Celestica. Whether the receipt of cash by the United States Holder will be treated as not essentially equivalent to a dividend will depend on the United States Holder's particular facts and circumstances. However, in certain circumstances, in the case of a United States Holder holding a small minority interest in Celestica's Shares, it is possible that even a small reduction in such interest may be treated as a "meaningful reduction," and thus may satisfy the "not essentially equivalent to a dividend" test. United States Holders are urged to consult their tax advisors concerning the application of the "not essentially equivalent to a dividend" test to their particular circumstances. The IRS has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

Under certain circumstances, it may be possible for a tendering United States Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the United States Holder but that are not purchased pursuant to the Offer. Correspondingly, a United States Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the United States Holder or by a related party whose Shares are constructively owned by the United States Holder. United States Holders are urged to consult their tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.

If the Offer is over-subscribed, Celestica's purchase of Shares tendered may be prorated. Thus, even if all the Shares actually and constructively owned by a United States Holder are tendered, it is possible that not all of the Shares will be purchased by Celestica, which in turn may affect the United States Holder's United States federal income tax consequences, in particular, the United States Holder's ability to satisfy one of the Section 302 tests described above.

Passive Foreign Investment Company

If Celestica is or has been classified as a PFIC during any part of a United States Holder's holding period of Shares, United States Holders would be subject to a special, adverse tax regime under which the United States federal income tax consequences of the Offer would be significantly different and less favourable than what is described above. Celestica does not believe that it is currently or has been a PFIC for United States federal income tax purposes. However, this conclusion is a factual determination made annually and thus may be subject to change based on future operations as well as the composition and valuation of Celestica's assets. Therefore, there can be no assurance that Celestica is not a PFIC.

In general, a non-United States corporation will be a PFIC with respect to a United States Holder if, for any taxable year in which the United States Holder holds its Shares, either: (i) at least 75% of its gross income for the taxable year is passive income (the "income test"), or (ii) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, passive income includes, among other things, dividends, interest, rents or royalties (other than certain rents or royalties derived from the active conduct of trade or business), annuities, and gains from assets that produce passive income. If a non-United States corporation owns at least 25% by value of the stock of another corporation, the non-United States corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation's income.

If Celestica were treated as a PFIC, a United States Holder that did not make a qualified electing fund election, if available, or a mark-to-market election, would be subject to the following special rules with respect to the Offer:

  (d)
  If a United States Holder's sale of Shares pursuant to the Offer is treated as a distribution by Celestica which is an "excess distribution," the amount of the distribution must be allocated ratably to each day of the United States Holder's holding period. Generally, "excess distributions" are any distributions to the United States Holder in respect of the Shares during a single taxable year that are greater than 125% of the average annual distributions received by the United States Holder in respect of the Shares during the three preceding taxable years or, if shorter, the United States Holder's holding period for the Shares. The amount allocated to the current taxable year and to any taxable year in the United States Holder's holding period for the Shares prior to the first year in which Celestica became a PFIC would be taxable as ordinary income. The amount allocated to each other year would be subject to tax at the highest tax rate in effect for that year, and the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year.

  (e)
  If a United States Holder's sale of Shares pursuant to the Offer is treated as a sale or exchange of the Shares, the entire amount of any gain realized upon the sale will be treated as an "excess distribution" made in the year of sale and as a consequence will be treated as discussed above.

The special PFIC rules described above would not apply to a United States Holder if the United States Holder makes or has made an election to treat Celestica as a "qualified electing fund" in the first taxable year in which he or she owns Shares and if we comply with reporting requirements as described below. Instead, a shareholder of a qualified electing fund would be taxed on its sale of Shares pursuant to the Offer as described under either "Treatment as a Sale or Exchange" or "Treatment as a Distribution" above, and will also be required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. (We have previously agreed to supply United States Holders with the information needed to report income and gain pursuant to this election in the event that we are classified as a PFIC.) The election is made on a shareholder-by-shareholder basis and may be revoked only with the consent of the IRS. A shareholder makes the election by attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed U.S. federal income tax return. Even if an election is not made, a shareholder in a PFIC who is a United States Holder generally must file a completed IRS Form 8621 every year.

A United States Holder who owns PFIC shares that are publicly traded could elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the United States Holder's adjusted tax basis in the PFIC shares. The Shares would be treated as publicly traded for purposes of the mark-to-market election and, therefore, such election could be made if Celestica were classified as a PFIC. If a shareholder makes, or has made, the mark-to-market election, then, again, the electing shareholder would be taxed on its sale of Shares pursuant to the Offer as described under either "Treatment as a Sale or Exchange" or "Treatment as a Distribution" above, and the special rules set forth above would not apply for periods covered by the election.

United States Holders are urged to consult their own tax advisors regarding the adverse United States federal income tax consequences of owning stock of a PFIC and of making certain elections designed to lessen those adverse consequences.

Foreign Tax Credit

As noted above, this summary assumes that, for Canadian tax purposes, no dividend will be deemed to be received by a Non-Resident Shareholder on a sale of a Share to Celestica pursuant to the Offer. In addition, the Corporation has been advised that a Non-Resident Shareholder will not be subject to tax under Canadian tax law in respect of any capital gain realized on the disposition of a Share pursuant to the Offer. See "Certain Canadian Federal Income Tax Considerations — Non-Residents of Canada." Therefore, the Corporation anticipates that a United States Holder that is a Non-Resident Shareholder (for Canadian income tax purposes) will not be subject to any Canadian withholding or income tax on the disposition of Shares pursuant to the Offer. If, notwithstanding the Corporation's expectations, a United States Holder is subject to Canadian withholding tax on a portion of the amounts to be paid to such holder in connection with the Offer, as a "deemed dividend" for Canadian tax purposes, the amount subject to Canadian withholding tax may be greater than the amount of gain actually recognized by such holder for U.S. federal income tax purposes. The ability of a U.S. Holder to claim a foreign tax credit with respect to any Canadian taxes withheld on amounts received pursuant to the Offer would be subject to complex limitations, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In general, for United States foreign tax credit limitation purposes, amounts that are treated as dividends paid by Celestica will be treated as foreign source income, but amounts received by a United States Holder that are treated as capital gains generally will be treated as income from sources within the United States. Capital gain from the sale of Shares pursuant to the Offer should, however, be treated as a foreign source income, if the United States Holder elects to apply, and be subject to, special rules under Code Section 865(h). Accordingly, the ability of a U.S. Holder to obtain a foreign tax credit in respect of such amounts may require that such U.S. Holder make an election pursuant to the Canada-United States Income Tax Convention (1980) as amended and the Code pursuant to which such gains would be treated as foreign source income for U.S. tax purposes. The application of this election in connection with the Offer is subject to uncertainty.

Even if a U.S. Holder makes such an election, the ability of such holder to obtain a foreign tax credit with respect to Canadian taxes withheld in connection with the Offer will remain subject to a number of complex limitations provided in the Code and Treasury Regulations. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividend income with respect to the Offer generally will constitute "passive category income" and gains that are treated as foreign source income for U.S. tax purposes, pursuant to the election referred to above, are treated as being in a separate category of income. The rules governing the foreign tax credit are complex. United States Holders are urged to consult their United States tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Information Reporting and Backup Withholding

Proceeds from the sale of Shares pursuant to the Offer may be subject to information reporting to the IRS. A United States Holder may be subject to backup withholding tax (currently at a rate of 28%) with respect to payments made to it unless the United States Holder provides an accurate taxpayer identification number and certifies, among other things, that such number is correct. Backup withholding is not an additional tax. The amount of any backup withholding collected will be allowed as a refund or credit against the United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

18.   Legal Matters and Regulatory Approvals

Celestica is not aware of any license or regulatory permit that is material to the Corporation's business that might be adversely affected by the Corporation's acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Shares by the Corporation pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Corporation currently contemplates that such approval will be sought or other action will be taken. Celestica cannot predict whether it may determine that it must delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Corporation's business.

We have filed an exemptive relief application with securities regulatory authorities in Canada to permit us to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by us, without first taking up Shares which have been tendered (and not withdrawn) before the Offer was previously scheduled to expire. See "Offer to Purchase — Conditions of the Offer".

The Corporation's obligations under the Offer to take up and pay for Shares are subject to certain other conditions. See "Offer to Purchase — Conditions of the Offer".

19.   Source of Funds

We intend to pay for Shares purchased in the Offer with a combination of: (i) the net proceeds of the Term Loan; (ii) cash drawn on our existing revolving Credit Facility; and (iii) available cash on hand. The Company has executed a commitment letter (the "Commitment Letter") with the Canadian Imperial Bank of Commerce ("CIBC"), the administrative agent under the existing Credit Facility (the "Administrative Agent"), to amend the governing credit agreement to add the US$250 million Term Loan to the facility, and to extend the maturity of the facility to the fifth anniversary of the closing of the Term Loan. The Commitment Letter is described below. We anticipate that we will be able to amend the Credit Facility and obtain the Term Loan on terms substantially consistent with those set forth in the Commitment Letter on or prior to the Expiration Time. However, there can be no assurance that the Term Loan (or other new long-term financing) will be obtained on acceptable terms on or prior to the Expiration Time, or at all. In addition, it is possible that the Term Loan, if consummated, will contain more restrictive covenants and other less favorable provisions than those contemplated by the Commitment Letter. In the event that we are unable to consummate the Term Loan (or other new long-term financing) on terms acceptable to us on or prior to the Expiration Time, we intend to fund purchases of Shares pursuant to the Offer from a combination of cash drawn on our existing Credit Facility and available cash on hand. Accordingly, the Offer is not conditioned on the consummation of the Term Loan (or any other new long-term financing).

The existing Credit Facility is a US$300 million revolving credit facility, which matures on October 28, 2018 and has an accordion feature that allows the Corporation to increase this limit (on an uncommitted basis) by up to an additional US$150 million upon satisfaction of certain terms and conditions. The Credit Facility was established pursuant to a seventh amended and restated revolving term credit agreement among the Corporation and certain of its subsidiaries, as borrowers, CIBC, as Co-Lead Arranger, Sole Bookrunner and Administrative Agent, RBC Capital Markets, as Co-Lead Arranger and Co-Syndication Agent, Merrill Lynch Pierce Fenner & Smith Incorporated, as Co-Syndication Agent and a syndicate of financial institutions, including an affiliate of Scotia Capital Inc., as lenders. The Credit Facility includes a US$25 million swing line, subject to the overall credit limit, that provides for short-term borrowings up to a maximum of seven days. The obligations under the Credit Facility are secured by (i) security interests granted by the Corporation and certain of its subsidiaries over their personal property, (ii) guarantees delivered by the Corporation and certain of its subsidiaries, and (iii) pledges of shares by the Corporation and certain of its subsidiaries. The credit agreement governing the Credit Facility contains customary terms and conditions for a credit facility of this nature, including customary representations and warranties, covenants, events of default and drawdown conditions (which include, among other things, accuracy of representations and warranties and no existing defaults). If an event of default occurs and is continuing under the Credit Facility, the Administrative Agent may declare all advances under the Credit Facility to be immediately due and payable and cancel all commitments of the lenders to make further advances under the Credit Facility.

Advances under the existing Credit Facility can be made in either Canadian dollars or United States dollars and bear interest for the period of the draw at various base rates selected by the Corporation plus an applicable margin. The base rates that may be selected by the Corporation, consist of LIBOR, Prime (defined as the greater of (i) the Administrative Agent's then-quoted rate for Canadian dollar denominated commercial loans and (ii) the one month CDOR rate plus 0.5%), Base Rate Canada (defined as the greater of (i) the Administrative Agent's then-quoted rate for US dollar denominated commercial loans made in Canada and (ii) the federal funds effective rate plus 0.5%) and Base Rate (defined as the greater of (i) the Administrative Agent's then-quoted rate for US dollar denominated commercial loans made in the United States and (ii) the federal funds effective rate plus 0.5%). The margin ranges from 0.6% to 1.4% (except in the case of the LIBOR base rate, in which case, the margin ranges from 1.6% to 2.4%), based on the Corporation's Gross Funded Debt to adjusted EBITDA ratio (each as defined in the credit agreement), for an effective interest rate as of June 2015 of approximately 2.08% (calculated using 3 month LIBOR as at April 24, 2015). The Credit Facility is also subject to a facility fee, ranging from 0.40% to 0.60%, based on the Corporation's Gross Funded Debt to adjusted EBITDA ratio. The facility fee is payable on the sum of (i) the aggregate then-current commitments of the non-defaulting lenders, regardless of usage, and (ii) the aggregate outstanding advances of the defaulting lenders under the Credit Facility. The Credit Facility permits us and certain designated subsidiaries to borrow funds for general corporate purposes (including acquisitions and the Offer). We are required to comply with certain restrictive covenants in respect of the Credit Facility, including those relating to the incurrence of senior ranking indebtedness, the sale of assets, a change of control, and certain financial covenants related to the ratio of Gross Funded Debt to adjusted EBITDA and interest coverage.

Pursuant to the terms of the Commitment Letter, the Administrative Agent has arranged a syndicate of financial institutions to fund the Credit Facility, as amended to add the US$250 million Term Loan. The Commitment Letter contains customary terms and conditions for a commitment letter of this nature, including customary conditions to closing (including, among others, successful syndication, closing of the financing, effecting a draw under the Term Loan on or prior to June 15, 2015, no material adverse change since April 17, 2015, and pro forma compliance with all financial covenants), representations and warranties and covenants.

If the Term Loan is consummated on terms consistent with those set forth in the Commitment Letter: (i) the Term Loan will close (and all net proceeds thereunder will be provided in United States dollars) on or about June 1, 2015, (ii) the Term Loan may be prepaid at any time and any amounts repaid or prepaid may not be reborrowed (and the Term Loan will be reduced to the extent not drawn on the closing date); (iii) the obligations under the Term Loan will be secured in the same manner as the obligations of the Corporation under its existing Credit Facility and will rank pari passu with the existing Credit Facility; (iv) the Term Loan must be used to fund the Offer; (v) the Term Loan will amortize in quarterly instalments equal to 2.5% of the initial principal amount with the remainder payable on the maturity date; (vi) the Term Loan will contain a mandatory prepayment provision of 100% of the net cash proceeds from the event of any sale, sale and leaseback, transfer or other disposition by the Corporation or its subsidiaries of property that exceeds, in the aggregate US$50 million in any fiscal year, subject to certain exceptions; (vii) the Term Loan will be subject to restrictive and financial covenants and contain representations and warranties substantially similar to those contained in the existing Credit Facility; and (viii) the closing of the Term Loan will be subject to customary closing conditions (which include, among other things, accuracy of representations and warranties, no material adverse change since December 31, 2014, and no existing defaults).

Under the Commitment Letter, the Term Loan will bear interest at LIBOR plus a margin ranging from 2.0% to 3.0%, based on the Corporation's Gross Funded Debt to adjusted EBITDA ratio (defined in the same manner as under the existing Credit Facility), and if the full US$250 million is drawn on the Term Loan as of June 2015, the interest rate in respect of such amount would be 2.53% (calculated using 3 month LIBOR as at April 24, 2015).

The Corporation intends to repay proceeds from the Term Loan, if consummated, and any amounts drawn on the revolving portion of the Credit Facility to purchase Shares pursuant to the Offer, from its operating cash flow. If the Term Loan is consummated after the Expiration Time, the Corporation intends to use the proceeds of the Term Loan to pay down amounts drawn on the Credit Facility to fund the Offer.

In the event that the Term Loan is not consummated on or prior to the Expiration Time, the Corporation believes the risk is remote that it will not have sufficient available cash to fund the purchase of Shares pursuant to the Offer from cash drawn on the existing Credit Facility and available cash on hand. As a result, the Corporation has not made any further alternative financing arrangements in connection with the purchase of Shares under the Offer.

20.   Dealer Managers

Scotia Capital Inc. and Scotia Capital (USA) Inc. have been retained by the Corporation to act as dealer managers in connection with the Offer in Canada and the United States, respectively.

21.   Depositary

Celestica has retained Computershare Investor Services Inc. to act as a depositary for, among other things, (i) the receipt of certificates representing Shares and related Letters of Transmittal tendered under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth under "Offer to Purchase — Procedure for Tendering Shares", (iii) the receipt from the Corporation of cash to be paid in consideration of the Shares acquired by the Corporation under the Offer, as agent for the tendering Shareholders, and (iv) the transmittal of such cash to the tendering Shareholders, as agent for the tendering Shareholders. The Depositary may contact Shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners.

22.   Fees and Expenses

The Dealer Managers have been retained by the Corporation to act as dealer managers in connection with the Offer, and Scotia Capital Inc. has provided a liquidity opinion to the Board of Directors. Pursuant to the terms of a dealer manager agreement among the Dealer Managers and Celestica, the Dealer Managers will receive a fee from Celestica for their services, including providing the liquidity opinion. In addition, Celestica has agreed to provide a broad indemnification to the Dealer Managers for certain liabilities arising out of their engagement in connection with the Offer, which may include certain liabilities under Canadian and United States securities laws, and has agreed to pay the aforementioned fee and reasonable out of pocket expenses of the Dealer Managers (including reasonable fees and expenses of counsel) whether the Offer is completed or not. In addition, an affiliate of Scotia Capital Inc. is a lender to the Corporation under the Credit Facility and is anticipated to be a lender to the Corporation under the Term Loan. See "Issuer Bid Circular — Source of Funds". Scotia Capital Inc. acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Corporation, including the Shares, or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Scotia Capital Inc. conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to the Corporation. Accordingly, Scotia Capital Inc. is not independent of the Corporation in connection with the Offer for purposes of MI 61-101.

Certain officers and employees of the Corporation may render services in connection with the Offer but will not receive any additional compensation for such services.

Celestica has retained Computershare Investor Services Inc. to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian and United States securities laws.

Celestica is expected to incur expenses of approximately C$850,000 in connection with the Offer, which includes filing fees, dealer manager fees, legal, accounting, depositary, printing and mailing fees. The fees and expenses of the Dealer Managers are not contingent in whole or in part upon the outcome of the Offer and the Dealer Managers do not have a material financial interest in the completion of the Offer. Celestica will not pay any fees to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Corporation for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

23.   Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of the Corporation with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

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INFORMATION FOR UNITED STATES SHAREHOLDERS
FORWARD-LOOKING INFORMATION
NOTICE TO HOLDERS OF OPTIONS OR MULTIPLE VOTING SHARES
CURRENCY AND EXCHANGE RATE
ADDITIONAL INFORMATION
TABLE OF CONTENTS
SUMMARY
OFFER TO PURCHASE
ISSUER BID CIRCULAR